SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )
Filed by the Registrant  [X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[X ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      6(e)(2))

[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section 240.14a-
      12

                            STERICYCLE, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

   1) Title of each class of securities to which transaction applies:


   2) Aggregate number of securities to which transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


   4) Proposed maximum aggregate value of transaction:


   5) Total fee paid:


[  ]  Fee paid previously with preliminary materials

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:


   2) Form, Schedule or Registration Statement No.:


   3) Filing Party:

   4) Date Filed:

                                STERICYCLE, INC.

                           --------------------------

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON ______, 1999
                           --------------------------

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Stericycle, Inc. which will be held at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018 on ______, 1999, beginning at 10:00 a.m. (Chicago time).

         At the Annual Meeting, stockholders will be asked to consider and vote upon the following items of business:

          1. election of a Board of Directors to hold office until the Annual Meeting of Stockholders in 2000;

          2. a proposal to amend our certificate of incorporation to authorize and create a class of preferred stock;

          3. a proposal to authorize us to issue and sell, for $75,000,000 in cash, net of issuance costs, 75,000 shares of newly-created Series A Convertible Preferred Stock to nine investment funds affiliated with Bain Capital, Inc.;

          4. ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending
               December 31, 1999; and

          5. any other matters that properly come before the meeting or any adjournment of the meeting.

            We intend to sell the Series A Convertible Preferred Stock to partially finance our acquisition of the medical waste operations of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc. That acquisition is described more fully under "The BFI Transaction" beginning on page _____.

         Only stockholders of record at the close of business on the record date of ______, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment.

         For the convenience of those stockholders who do not plan to attend the Annual Meeting in person and who desire to have their shares voted, a proxy card is enclosed. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

                           For the Board of Directors

      Jack W. Schuler                      Mark C. Miller
      Chairman of the Board                President and Chief Executive Officer

______, 1999
Lake Forest, Illinois

                                STERICYCLE, INC.

                             28161 North Keith Drive
                           Lake Forest, Illinois 60045

                           --------------------------

                                 PROXY STATEMENT

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON ______, 1999
                           --------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stericycle, Inc. for use at the Company's 1999 Annual Meeting of Stockholders, to be held at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois on ______, ______, 1999, beginning at 10:00 a.m. (Chicago time).

         At the Annual Meeting, stockholders will be asked to consider and vote upon the following items of business:

          1. election of a Board of Directors to hold office until the Annual Meeting of Stockholders in 2000;

          2. a proposal to amend our certificate of incorporation to authorize and create a class of preferred stock;

          3. a proposal to authorize us to issue and sell, for $75,000,000 in cash, net of issuance costs, 75,000 shares of newly-created Series A Convertible Preferred Stock to nine investment funds affiliated with Bain Capital, Inc. (collectively, "Bain"); and

          4. ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending
               December 31, 1999; and

          5. any other matters that properly come before the meeting or any adjournment of the meeting.

         We intend to sell the Series A Convertible Preferred Stock to partially finance our acquisition of the medical waste operations of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc., (the "BFI Transaction"). The BFI Transaction is described more fully under "The BFI Transaction" beginning on page _____.



         This Proxy Statement and the accompanying materials are being mailed to stockholders beginning on or about ______, 1999.

                                TABLE OF CONTENTS

                                                                          PAGE

GENERAL ...................................................................1

STOCK OWNERSHIP............................................................1

            Stock Ownership of Certain Beneficial Owners...................2

            Stock Ownership of Directors and Executive Officers............2

ITEM 1  ELECTION OF DIRECTORS..............................................3

            Nominees for Director..........................................3

            Committees of the Board........................................4

            Meetings.......................................................5

            Compensation of Directors......................................5

            Certain Transactions...........................................5

EXECUTIVE COMPENSATION.....................................................7

            Summary Compensation Table.....................................7

            1998 Stock Option Grants.......................................8

            1998 Option Exercises and Year End Option Values...............8

            Stock Option Plans.............................................9

            Other Plans...................................................10

            Employment Agreements.........................................10

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION............10

            Executive Compensation Policies...............................10

            Compensation of Chief Executive Officer.......................11

PERFORMANCE GRAPH.........................................................13

THE BFI TRANSACTION.......................................................14

            Description of the Acquired Businesses........................14

            Background of the BFI Transaction.............................14

            Our Reasons for the BFI Transaction...........................15

            Certain Federal Income Tax Consequences.......................16

            Accounting Treatment..........................................16

            Government and Regulatory Approvals...........................16

                                TABLE OF CONTENTS
                                  (continued)

THE ACQUISITION AGREEMENTS................................................18

            General.......................................................18

            Conditions to Closing.........................................18

            Representations and Warranties................................19

            Covenants.....................................................19

            Termination or Amendment......................................20

            Expenses and Termination Fees.................................21

FINANCING FOR THE BFI TRANSACTION.........................................21

ITEM 2  PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE
     AND CREATE A CLASS OF PREFERRED STOCK....... ........................22

ITEM 3  PROPOSAL TO ISSUE 75,000 SHARES OF SERIES A CONVERTIBLE
     PREFERRED STOCK..................................... ................24

            Dividends.....................................................24

            Liquidation...................................................24

            Voting; Election of Directors.................................24

            Conversion....................................................24

            Redemption at Our Option......................................25

            Redemption Upon a Change of Control...........................25

            Conditions to Closing.........................................25

            Representations and Warranties................................26

            Covenants and Restrictions....................................26

            Expenses......................................................27

            Indemnification...............................................27

            Registration Rights Agreement.................................27

            Corporate Governance Agreement................................27

            Relationship of Proposals in Items 2 and 3....................28

FINANCIAL STATEMENTS OF THE BFI MEDICAL WASTE BUSINESS....................29

            Report of Independent Public Accountants......................29

            Statements of Directly Identifiable Assets and Liabilities
            of BFI Medical Waste As of September 30, 1997 and 1998 and
            June 30, 1999.......... ......................................30

                                TABLE OF CONTENTS
                                  (continued)


            Statements of Revenues and Direct Expenses of the
            BFI Medical Waste Business For the Years Ended
            September 30, 1996, 1997 and 1998 and for the
            Nine Months Ended June 30, 1998 and 1999. ....................31

            Notes to Financial Statements.................................32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS -BFI MEDICAL WASTE BUSINESS...........................41

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF STERICYCLE AND THE
      BFI MEDICAL WASTE BUSINESS..........................................45

            Pro Forma Condensed Combined Balance Sheet as of
            June 30, 1999................................................ 46

            Pro Forma Condensed Combined Statement Of Operations
            for the Six Months Ended June 30, 1999........................47

            Pro Forma Condensed Combined Statement Of Operations
            for the Year Ended December 31, 1998..........................48

            Notes to Pro Forma Condensed Combined Financial Statements....49

SELECTED FINANCIAL DATA...................................................53

COMPARATIVE UNAUDITED PER SHARE DATA......................................53

ITEM 4  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.....53

OTHER MATTERS.............................................................54

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING.........................54

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................54

ADDITIONAL INFORMATION....................................................54

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................55

SCHEDULE I - First Amendment to Amended and Restated
             Certificate of Incorporation

                                     GENERAL

         Common Stock. Our authorized capital stock consists of Common Stock, par value $0.01 per share ("Common Stock"). As of June 30, 1999, there were 14,559,417 shares of Common Stock outstanding.

         Stockholders Entitled To Vote. Only stockholders of record at the close of business on the record date of ______, 1999 are entitled to notice of the Annual Meeting and to vote their shares of record at the Annual Meeting and at any adjournment of the meeting. Each outstanding share of Common Stock is entitled to one vote.

         Quorum. Holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

         Voting. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be required for the election of directors (Item 1). The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date will be required to approve the proposal to amend our certificate of incorporation to authorize a class of preferred stock (Item 2). For each other matter coming before the meeting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, entitled to vote and voting will be required for approval of the matter.

         A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters coming before the Annual Meeting. Shares for which authority is withheld or which a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the vote for election of directors (Item 1) or the vote on the proposal to authorize the issuance and sale of 75,000 shares of Series A Convertible Preferred Stock (Item 3) (which, as noted, require the affirmative vote of a plurality and a majority, respectively, of the votes cast). Shares for which authority is withheld will have the effect of a vote against the proposal to amend our certificate of incorporation to authorize the creation of a class of preferred stock (Item 2) (which, as noted, requires the affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the record date). Shares which a stockholder abstains from voting will be included in the total of the votes cast and will have the effect of a vote against the matter in question. If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be counted for purposes of determining whether a quorum is present and will count as a vote against the proposal to authorize the creation of a class of preferred stock (Item 2), but will have no effect on any of the other matters acted upon at the meeting.

         Proxies. If a stockholder properly completes and returns the accompanying proxy card, the shares of Common Stock represented by the proxy will be voted as the stockholder directs. IF NO DIRECTIONS ARE GIVEN, THE PERSONS APPOINTED AS PROXY HOLDERS WILL VOTE THE SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

         A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attending the meeting in person will not, by itself, constitute revocation of the proxy.

                                 STOCK OWNERSHIP

         The following tables provide certain information regarding the beneficial ownership of shares of our Common Stock as of June 30, 1999. Under the rules of the Securities and Exchange Commission, beneficial ownership is defined generally as the sole or shared power to vote or to direct the disposition of a security. Unless otherwise indicated in a footnote, the persons named in the following tables have sole voting and dispositive power in respect of the shares of Common Stock shown as beneficially owned by them.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table provides certain information regarding the beneficial ownership of our Common Stock by each person (other than a director or executive officer) who was known to us to be the beneficial owner as of June 30, 1999 of more than 5% of our outstanding Common Stock:

                                                      SHARES
                                                   BENEFICIALLY
         NAME AND ADDRESS                              OWNED         PERCENTAGE
         ----------------                              -----         ----------

The TCW Group, Inc. (1).......................       1,015,200        6.97%
865 South Figueroa Street
Los Angeles, California  90017

Dresdner RCM Global Investors (2).............       1,418,400        9.74%
Four Embarcadero Center
San Francisco, California  94111

(1) The shares shown as beneficially owned by The TCW Group, Inc., are derived from a Schedule 13F, jointly filed by The TCW Group, Inc., a parent holding company, and Robert Day, an individual who may be deemed to control The TCW Group, Inc., reporting that, as of March 31, 1999, for reporting purposes, each of them holds sole voting and dispositive power over 1,015,200 shares. The Schedule 13F indicates that: (a) no shares are held directly by The TCW Group, Inc.; (b) The TCW Group, Inc. indirectly holds shares through its subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Funds Management, Inc.; and (c) aside from the indirect holdings of The TCW Group, Inc., Robert Day does not directly or indirectly hold any of these shares.

(2) The shares shown as beneficially owned by Dresdner RCM Global Investors, are derived from a Schedule 13F, filed by Dresdner RCM Global Investors as of March 31, 1999.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table provides certain information regarding the beneficial ownership of our Common Stock as of June 30, 1999 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page _____ and (3) all of our directors and executive officers as a group:


                                                                           OPTION AND
                                                        SHARES           WARRANT SHARES
                                                     BENEFICIALLY         BENEFICIALLY           COMBINED
         NAME                                            OWNED              OWNED(1)           PERCENTAGE(2)
         ----                                            -----              --------           -------------

Jack W. Schuler(3)..................................      894,515               51,969             6.48%
Mark C. Miller(4)...................................      543,932              138,483             4.64%
Rod F. Dammeyer(5)..................................       11,000               16,583             *
Patrick F. Graham...................................        9,783               19,567             *
John Patience.......................................      211,057               52,596             1.80%
Peter Vardy(6)......................................      163,362               43,549             1.42%
L. John Wilkerson, Ph.D.(7).........................       29,226               17,385             *
Anthony J. Tomasello................................      129,013               39,612             1.16%
Frank J.M. ten Brink................................           53               32,167             *
Michael J. Bernert(8)...............................        6,371               83,724             *
All directors and executive
  officers as a group (12 persons)(9)...............    2,007,656              513,981            16.73%




*    Less than 1%.
(1) This column shows shares of Common Stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after June
     30, 1999.
(2) Shares of Common Stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after June 30, 1999 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.
(3) The shares shown as beneficially owned by Mr. Schuler include 35,218 shares owned by his wife and trusts for the benefit of his children, as to which Mr. Schuler disclaims any beneficial ownership, and 30,000 shares owned by a family foundation of which Mr. Schuler is the sole trustee, as to which Mr. Schuler disclaims beneficial ownership.
(4) The shares shown as beneficially owned by Mr. Miller include 76,346 shares owned by trusts for the benefit of his sons, as to which Mr. Miller disclaims beneficial ownership.
(5) The shares shown as beneficially owned by Mr. Dammeyer include 1,000 shares owned by his wife, as to which Mr. Dammeyer disclaims beneficial ownership.
(6) The shares shown as beneficially owned by Mr. Vardy include 67,614 shares owned by trusts for the benefit of his children, as to which Mr. Vardy disclaims beneficial ownership.
(7) Dr. Wilkerson is an indirect general partner of Galen Partners, L.P. and Galen Partners International, L.P., which together own 290,484 shares
     (including 16,279 shares issuable upon the exercise of stock options and warrants exercisable as of or within 60 days after June 30, 1999). Dr.
     Wilkerson disclaims any beneficial interest in the shares held by these two limited partnerships except to the extent of his individual ownership of limited partnership interests and his pecuniary interest arising from his indirect general partnership interest.
(8) The shares shown as beneficially owned by Mr. Bernert include 1,000 shares owned by his wife, as to which Mr. Bernert disclaims beneficial ownership.
(9) The group of directors and executive officers does not include Ms. Lee, who resigned as an employee in March 1999.



                                     ITEM 1

                              ELECTION OF DIRECTORS

         Our Board of Directors is currently comprised of seven directors. All seven directors will be elected at the Annual Meeting. Each director elected will hold office until our Annual Meeting of Stockholders in 2000 or until his successor is elected and qualified.

NOMINEES FOR DIRECTOR

         The following table provides certain information regarding the nominees for election as directors. All seven nominees are currently serving as our directors.


               NAME                                     POSITION WITH COMPANY                                    AGE
               ----                                     ---------------------                                    ---

         Jack W. Schuler.......................   Chairman of the Board of Directors                               58
         Mark C. Miller........................   President, Chief Executive Officer and a Director                43
         Rod F. Dammeyer.......................   Director                                                         58
         Patrick F. Graham.....................   Director                                                         58
         John Patience.........................   Director                                                         51
         Peter Vardy...........................   Director                                                         68
         L. John Wilkerson, Ph.D. .............   Director                                                         55


         Jack W. Schuler has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation and Medtronic, Inc. and as Chairman of the Board of Directors of Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest,

Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

         Mark C. Miller has served as our President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies and is a director of Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

         Rod F. Dammeyer has served on our Board of Directors since January 1998. He is the Managing Partner of Equity Group Corporate Investments and Vice Chairman and a director of Anixter International Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Matria Healthcare, Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen Investments, Inc. closed-end funds. He received a B.S. degree from Kent State University.

         Patrick F. Graham has served on our Board of Directors since May 1991. Mr. Graham is President and Chief Executive Officer and a director of World Corporation and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

         John Patience has served on our Board of Directors since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which led our initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Ventana Medical Systems, Inc. He received B.A. and B.L degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

         Peter Vardy has served on our Board of Directors since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

         L. John Wilkerson, Ph.D., has served on our Board of Directors since July 1992. He is a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York. Dr. Wilkerson has served with The Wilkerson Group since 1980 and prior to its acquisition by IBM Corporation was its Chairman. Dr. Wilkerson also serves as a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds. He is a director of British Biotech Plc. and several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

COMMITTEES OF THE BOARD

         Our Board of Directors has standing Compensation and Audit Committees. It does not have a standing nominating committee.

         The Compensation Committee, consisting of Messrs. Schuler (Chairman) and Vardy and Dr. Wilkerson, makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Compensation Committee also administers our stock option plans as they apply to executive officers. The Audit Committee, consisting of Messrs. Dammeyer (Chairman), Patience and Vardy, makes recommendations to the full Board of Directors regarding the selection of our independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants, and reviews and evaluates our financial reporting process and internal accounting controls.

MEETINGS

         Our Board of Directors held six meetings during 1998 (including one meeting by teleconference) and acted without a meeting by unanimous written consent on a number of occasions. The Compensation and Audit Committees each held one meeting during 1998.

         Messrs. Dammeyer, Graham, Miller and Vardy each attended all of the meetings of the Board of Directors during 1998. Mr. Schuler and Dr. Wilkerson each were unable to attend one meeting, and Mr. Patience was unable to attend two meetings. With the exception of Mr. Graham, who was then a member of the Audit Committee, all of the members of the Compensation and Audit Committees attended the respective meetings of those committees.

COMPENSATION OF DIRECTORS

         Our directors do not receive fees or other cash compensation for their services as directors.

         Our Directors Stock Option Plan, which was approved by our stockholders in July 1996, authorizes nonstatutory stock options to purchase a total of 285,000 shares of Common Stock to be granted to our outside directors (i.e., directors who are neither our officers nor employees). Each option grant is for a formula-determined number of shares.

         As of each annual meeting, each incumbent outside director who is reelected as a director at the annual meeting is automatically granted an option to purchase a number of shares determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the closing price of a share of Common Stock on the date of the annual meeting; and each outside director who is elected as a director for the first time is automatically granted an option to purchase a number of shares determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the closing price on the date of the annual meeting. These option grants are subject to a maximum grant of 9,500 shares and a minimum grant of 4,500 shares (or a maximum grant of 28,500 shares and a minimum grant of 13,500 shares in the case of an outside director who is appointed as a director for the first time at an annual meeting). In accordance with these terms, each of the six incumbent outside directors who were reelected as directors at the 1998 Annual Meeting in April 1998 was granted an option to purchase 5,895 shares at an exercise price of $14.25 per share. In addition, with the approval of the full Board (other than Mr. Dammeyer), Mr. Dammeyer, who was initially appointed as a director by the Board in January 1998, was granted an option to purchase 28,500 shares at an exercise price of $14.00 per share in February 1998, consistent with the option grant that he would have received if he had been elected as a director for the first time at the 1998 Annual Meeting.

         The exercise price of each option granted under the plan is the closing price of a share of Common Stock on the date of grant, and the term of each option is six years from the date of grant. Each option vests in 12 equal monthly installments and may be exercised only when it is vested and only while the holder of the option remains a director or during the 90-day period following the date that he or she ceases to serve as a director. The Directors Stock Option Plan has a six-year term, and no option may be granted under the plan after its expiration in June 2002.

         Each option granted under the Directors Stock Option Plan is transferable to (1) a member of the outside director's immediate family, (2) a trust for the primary benefit of the outside director or any one or more members of his immediate family, or (3) a corporation, partnership or other entity which, together with its affiliates, owns at the time of transfer at least 2.0% of our outstanding Common Stock and with which the outside director has a contractual obligation to assign his outside remuneration received by reason of his relationship with that corporation, partnership or other entity. In accordance with a contractual obligation, Dr. Wilkerson assigned to Galen Partners, L.P. the option to purchase 5,895 shares that he was granted under the plan in respect of his reelection as a director at the 1998 Annual Meeting.

CERTAIN TRANSACTIONS

            In December 1998, we entered into a subordinated loan agreement with a group of lenders consisting of six of our seven directors, Mr. Graham being the only director not participating. Under this agreement the lenders agreed to provide us with up to $5,500,000 of short-term financing upon our request. In December 1998, we borrowed $2,750,000, and in January 1999, we borrowed the remaining amount available under the loan agreement. Each loan bore interest at 6.0% per annum and was repaid in March 1999 following the completion, in February 1999, of our public offering, which was pending when the loans were made. Under the terms of the subordinated loan agreement, we granted the lenders five-year warrants to purchase shares of our common stock exercisable at any time after the first anniversary of the grant date. These warrants expire on the fifth anniversary of the grant date. We granted each lender a warrant to purchase a number of shares of Common Stock equal to the amount of the lender's loan commitment multiplied by 0.05 and then divided by the closing price of a share of our Common Stock on the trading day immediately prior to the date of the lender's execution of the loan agreement. This closing price is also the exercise price of those warrants. In addition, at the time of each loan, we granted each lender a warrant to purchase a number of shares of our Common Stock equal to the amount of the loan multiplied by 0.30 and then divided by the closing price of a share of Common Stock on the trading day immediately prior to the date of disbursement of the lender's loan. This closing price is also the exercise price of those warrants. In connection with the loans, we granted the lenders warrants to purchase, in the aggregate, 18,970 shares of Common Stock at $14.50 per share, 43,551 shares of Common Stock at $15.50 per share and 59,092 shares of Common Stock at $16.50 per share.

                             EXECUTIVE COMPENSATION

         The following table provides certain information regarding the compensation paid to or earned by our President and Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers") for services rendered in 1998, 1997 and 1996:


Summary Compensation Table

                                                                                               LONG-TERM
                                                                                           COMPENSATION AWARDS
                                                                                           -------------------
                                                FISCAL         ANNUAL COMPENSATION        NUMBER OF SECURITIES        ALL OTHER
         NAME AND PRINCIPAL POSITION             YEAR        SALARY        BONUS(1)       UNDERLYING OPTIONS(2)    COMPENSATION(3)
         ---------------------------             ----        ------        --------       ---------------------    ---------------

Mark C. Miller(4)..............................   1998     $  235,000   $   30,500            51,429            $   300
President and Chief Executive Officer             1997        235,000           --            60,000                300
                                                  1996        148,481           --            41,220                300
Anthony J. Tomasello...........................   1998        150,000        1,750            22,000                300
Executive Vice President and                      1997        150,000           --            20,972                300
Chief Technical Officer                           1996        136,025           --             9,946                300
Frank J.M. ten Brink(5)........................   1998        150,000       16,867            20,429                300
Vice President, Finance and                       1997         70,619           --            55,000                300
Chief Financial Officer                           1996             --           --                --                 --
Linda D. Lee(6)................................   1998        130,000       13,400            11,286                300
Vice President, Regulatory Affairs                1997        130,000           --            16,830                300
and Quality Assurance                             1996        120,583           --             5,086                300
Michael J. Bernert.............................   1998        127,462       21,569            11,000                300
Vice President, Sales and Marketing               1997        123,833           --            21,174                300
                                                  1996        112,615           --            22,101                300

(1) The bonuses paid during 1998 to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee were awarded under the Company's cash bonus program for executive officers. Under this program executive officers may elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the bonus program and receive instead an immediately vested nonstatutory stock option. The option has an exercise price per share equal to the closing price of a share of our Common Stock on the bonus award date. For the bonuses paid in 1998, the number of shares subject to an option was determined by dividing the product of four times the amount of the cash bonus that a participating executive officer elected to forego by the closing price. See "Report of the Compensation Committee on Executive Compensation--Cash Bonuses."
         Without giving effect to their prior elections to forego portions of their cash bonuses, the cash bonuses paid to Messrs. Miller, Tomasello and ten Brink and Ms. Lee would have been $70,500, $36,750, $21,867 and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.
(2) The stock options granted during 1998 to Messrs. Miller, Tomasello and ten Brink and Ms. Lee include options to purchase 11,429, 10,000, 1,429 and 4,286 shares, respectively. These options were granted to them in lieu of portions of the cash bonuses otherwise payable to them under the Company's cash bonus program for executive officers. See Note 1.
(3) These amounts represent our matching contribution under our 401(k) plan. For 1996, 1997 and 1998, the matching contribution was 30% of the first $1,000 contributed by each participant.
(4) The salary for 1996 shown for Mr. Miller includes $22,917 paid to him in February 1997. This amount represented the additional salary that we would have paid to Mr. Miller in 1996 if, like the Company's other executive officers, he had resumed receiving his full base salary upon the termination in mid-October 1996 of a voluntary 12-month salary reduction program for management. This amount has been excluded from the salary for 1997 shown for Mr. Miller.
(5)      Mr. ten Brink joined us in June 1997.
(6)      Ms. Lee resigned as an employee in March 1999.


1998 STOCK OPTION GRANTS

         The following table provides certain information regarding stock options granted to the named executive officers in 1998. In accordance with the rules of the Securities and Exchange Commission, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future appreciation of the price of our Common Stock. We did not grant stock appreciation rights to any named executive officer in 1998.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                                            POTENTIAL REALIZABLE
                                                        % OF TOTAL                                          VALUE AT ASSUMED
                                         NUMBER OF        OPTIONS                                         ANNUAL RATES OF STOCK
                                        SECURITIES      GRANTED TO         EXERCISE                      PRICE APPRECIATION FOR
                                        UNDERLYING     EMPLOYEES IN        PRICE PER    EXPIRATION           OPTION TERM(4)
                                        OPTIONS(1)       FISCAL YEAR(2)       SHARE(3)     DATE           5%              10%
                                        -------          -----------          -----        ----           --              ---

Mark C. Miller.........................       8,545      2.90%           $   13.625         3/31/08    $    73,880     $   187,610
                                             11,429      3.88%               14.00          3/31/08        101,499         257,726
                                             31,455     10.69%               13.625         3/31/08        271,959         690,610
Anthony J. Tomasello...................      12,000      4.08%               13.625         3/31/08        103,751         263,466
                                             10,000      3.40%               14.00          3/31/08         88,809         225,502
Frank J.M. ten Brink...................       7,725      2.62%               13.625         3/31/08         66,790         169,606
                                              1,429      0.49%               14.00          3/31/08         12,691          32,224
                                             11,275      3.83%               13.625         3/31/08         97,483         247,548
Linda D. Lee...........................       7,000      2.38%               13.625         3/31/08         60,522         153,688
                                              4,286      1.46%               14.00          3/31/08         38,063          94,650
Michael J. Bernert.....................      11,000      3.74%               13.625         3/31/08         95,106         241,510

(1) All of the stock options granted to the named executive officers were granted under our 1997 Stock Option Plan. Each option vests over a four-year period: one-quarter of the option vests at the end of the first year and the balance of the option vests in equal monthly increments over the next 36 months. The options to purchase 11,429, 10,000, 1,429 and 4,286 shares granted to Messrs. Miller, Tomasello and ten Brink and Ms. Lee, respectively, were granted in lieu of portions of the cash bonuses otherwise payable to them under our cash bonus program for executive officers. See "Report of the Compensation
          Committee on Executive Compensation--Cash Bonuses."
(2) The percentages shown in the table reflect options to purchase a total of 294,368 shares granted to employees during 1998. All of these options were granted under our 1997 Stock Option Plan.
(3) The exercise price per share shown in the table is equal to the closing price of a share of our Common Stock on the date of grant.
(4) The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.


1998 OPTION EXERCISES AND YEAR END OPTION VALUES

         The following table provides certain information regarding stock option exercises in 1998 by the named executive officers and the value of the stock options that they held at December 31, 1998. No named executive officer exercised any stock appreciation rights during the year or had any stock appreciation rights outstanding at the end of the year.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                              UNDERLYING                   IN-THE-MONEY
                                         SHARES                           UNEXERCISED OPTIONS               OPTIONS AT
                                        ACQUIRED           VALUE            FISCAL YEAR END             FISCAL YEAR END(2)
                                       ON EXERCISE      REALIZED(1)    VESTED      UNVESTED        VESTED           UNVESTED
                                       -----------      -----------    ------      --------        ------           --------

Mark C. Miller.......................      26,400     $     300,246       95,904       90,941   $    1,163,146   $       579,651
Anthony J. Tomasello.................       6,000            81,750       20,925       28,121          133,756           173,814
Frank J.M. ten Brink.................          --                --       17,925       57,504          137,067           360,345
Linda D. Lee.........................      11,354           159,532        5,658       19,292           21,770           123,791
Michael J. Bernert...................       2,000            29,940       62,361       31,929          901,741           238,446

(1) The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of our Common Stock on the date of exercise, and then subtracting the aggregate exercise price.
(2) The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $16.125 per share, which was the closing price of a share of Common
         Stock on December 31, 1998, and then subtracting the aggregate exercise price.


STOCK OPTION PLANS

         We have adopted two stock option plans in addition to the Directors Stock Option Plan: (1) the 1997 Stock Option Plan, which was approved by our stockholders at the 1997 Annual Meeting; and (2) the Incentive Compensation Plan, which was adopted in August 1995. Each plan authorizes a total of 1,500,000 shares of Common Stock to be issued pursuant to options granted under the plan or, in the case of the Incentive Plan, restricted stock awarded under the plan. If an option granted under either plan expires unexercised or is surrendered, or, in the case of the Incentive Plan, if we repurchase shares of restricted stock awarded under the plan, the shares subject to the option or repurchased by us once again become available for option grants or, in the case of the Incentive Plan, restricted stock awards.

         As of December 31, 1998, 924,224 shares were available for future option grants under the 1997 Plan, and 377,942 shares were available for future option grants or restricted stock awards under the Incentive Plan. No option grants or restricted stock awards were made under the Incentive Plan during 1998. Each plan has a 10-year term, and no option may be granted under the 1997 Plan after its expiration in January 2007, and no option may be granted or shares of restricted stock awarded under the Incentive Plan after its expiration in July 2005.

         Both plans provide for the grant of incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and, in the case of the Incentive Plan, restricted stock awards. Incentive stock options may be granted and, in the case of the Incentive Plan, shares of restricted stock may be awarded only to our employees. Nonstatutory stock options may be granted under the 1997 Plan to employees, directors and consultants and may be granted under the Incentive Plan to employees and consultants. Both plans are administered by the Board of Directors in respect of all eligible persons other than executive officers and by the Compensation Committee of the Board of Directors in respect of executive officers. The Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted or, in the case of the Incentive Plan, restricted stock is awarded and, subject to the provisions of the particular plan, determines the terms of each option or award, including, in the case of an option, the number of shares, type of option, exercise price and vesting schedule, and, in the case of an award of restricted stock under the Incentive Plan, the purchase price, if any, and the restrictions applicable to the award.

         The exercise price per share of options granted under either plan must be at least equal to the closing price of a share of Common Stock on the date of grant, with the exception that the exercise price per share of an incentive stock option granted to an employee of ours who holds more than 10% of our outstanding Common Stock must be at least 110% of the closing price. The maximum term of an option granted under either plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee, only while the holder of the option remains our employee or during the 90-day period following the termination of his or her employment. In the discretion of the Board of Directors or the Compensation Committee, as the case may be, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the expiration date of the option. In addition, the Board of Directors or the Compensation Committee, as the case may be, may accelerate the exercisability of an option at any time.

OTHER PLANS

         We maintain a 401(k) plan in which employees who have completed one year's employment and attained age 21 are eligible to participate. The plan permits us to make matching contributions of a percentage of participants' deferrals as determined each year by the Board of Directors. For 1998, we made matching contributions of 30% of the first $1,000 contributed by participants. We also maintain a nonqualified employee stock purchase plan under which our employees may purchase Common Stock on the open market through payroll deductions.

EMPLOYMENT AGREEMENTS

         We have not entered into written employment agreements with any of our executive officers or employees. All of our executive officers and employees have signed confidentiality agreements with us.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The compensation of our executive officers is determined generally by the Compensation Committee of the Board of Directors. The three members of the Compensation Committee, Messrs. Schuler and Vardy and Dr. Wilkerson, are outside directors.

         Decisions of the Compensation Committee relating to the executive officers' base salaries and cash bonuses are subject to the review and approval of the full Board of Directors; decisions of the Compensation Committee relating to executive officers' stock options are reviewed by the full Board but are not subject to the Board's approval.

EXECUTIVE COMPENSATION POLICIES

         Our executive compensation policies seek to coordinate the executive officers' compensation with our performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to our long-term success and to reward executive officers for attaining individual and corporate objectives that enhance stockholder value.

         Our compensation program for our executive officers consists of cash compensation and long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through their individual performance and our collective performance. Stock options are intended to focus executive officers on managing from the perspective of owners with an equity interest and to align their long-term compensation with the benefits realized by our stockholders.

         Salaries. The Compensation Committee determines the salaries of executive officers on the basis of (1) the individual officer's salary grade, scope of responsibilities and level of experience, (2) the rate of inflation,
(3) the range of our salary increases for our employees generally and (4) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned any formal surveys of executive officer compensation at comparable companies, but has relied on published salary surveys for indications of salary trends generally and at small growth companies in particular.

         The Compensation Committee did not recommend any changes in the base salaries of our executive officers for 1998. The base salaries for 1998 of our executive officers were the same as their base salaries for 1997.

         Cash Bonuses. In March 1998, the Compensation Committee recommended (and the Board of Directors approved) the adoption of a cash bonus program for executive officers. Under this program, each of our executive officers is eligible for a cash bonus of up to 20%, 25% or 30% of his or her base salary (depending upon salary grade), with the actual amount awarded being determined by the Compensation Committee on the basis of specific collective and individual performance goals and criteria. Pursuant to this program and on the Committee's recommendation, in March 1998 we paid cash bonuses to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee of $30,500, $1,750, $16,867, $21,569 and $13,400, respectively, for their performance during 1997. (Without giving effect to the prior elections of Messrs. Miller, Tomasello and ten Brink and Ms. Lee to receive stock options in lieu of cash, pursuant to the program described in the next paragraph, their bonuses would have been $70,500, $36,750, $21,867, and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.)

         In keeping with our philosophy of encouraging stock ownership by management, in March 1998, the Compensation Committee recommended (and the Board of Directors adopted) a program to allow executive officers to elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the cash bonus program and to receive instead an immediately vested nonstatutory stock option with an exercise price per share equal to the closing price of a share of our Common Stock on the bonus award date. For the bonuses paid in March 1998, the number of shares for which an option was granted to a participating executive officer was determined by dividing the product of four times the amount of the cash bonus that he or she elected to forego by the closing price. Pursuant to this program and in accordance with the officers' prior elections, in March 1998, we granted Messrs. Miller, Tomasello and ten Brink and Ms. Lee nonstatutory stock options to purchase 11,429, 10,000, 1,429 and 4,286 shares of Common Stock, respectively.

         Stock Options. The Compensation Committee believes that the grant of stock options is a desirable method of acknowledging the efforts of our executive officers and encouraging their continued high levels of performance. In deciding on the stock option grants to individual executive officers in respect of their performance, the Compensation Committee employs a formula taking into account each officer's salary grade and our financial performance as measured by a trailing average of the market price of our Common Stock. The Compensation Committee then adjusts the formula-determined option grant by a factor reflecting the Committee's assessment of the individual officer's performance, initiative and contribution to our success in meeting our performance objectives. In accordance with this adjusted formula, in March 1998 the Committee granted our seven executive officers options to purchase a total of 113,000 shares of Common Stock in respect of their performance during 1997, and in February 1999, the Committee granted five of our six executive officers options to purchase a total 117,756 shares of Common Stock in respect of their performance during 1998. In addition, we granted Richard T. Kogler, who joined us as Chief Operating Officer in February 1999, an option to purchase 100,000 shares of Common Stock in connection with his commencement as our Chief Operating Officer.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Compensation Committee determines the compensation of our President and Chief Executive Officer, Mark C. Miller, on the basis of the same criteria applicable to our executive officers generally.

         As noted earlier, the Compensation Committee recommended (and the Board of Directors approved) continuing Mr. Miller's base salary of $235,000 through 1998. The Compensation Committee granted Mr. Miller an option to purchase 40,000 shares of Common Stock in March 1998 in respect of his performance during 1997 and an option to purchase 38,248 shares in February 1999 in respect of his performance during 1998. Pursuant to the Committee's recommendation, Mr. Miller was paid a cash bonus of $30,500 in March 1998 in respect of his services in 1997 and, in accordance with Mr. Miller's prior election to forego a portion of his cash bonus, he also received a nonstatutory stock option to purchase 11,429 shares. The factors most influencing the Committee's determination of the amount of Mr. Miller's cash bonus and stock option grant in March 1998 and his stock option grant in March 1999 were his significant leadership in identifying and negotiating our eight acquisitions during 1997 and our 12 acquisitions during 1998 (including, in particular, our acquisition of Waste Systems, Inc., the majority shareholder of 3CI Complete Compliance Corporation, in October 1998 and our acquisition of Med-Tech Environmental Limited in December 1998), his management of our growth strategy generally and his oversight of the integration of acquired businesses into our operations.

                                                 Compensation Committee

                                                 Jack W. Schuler, Chairman
                                                 Peter Vardy
                                                 L. John Wilkerson, Ph.D.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return (i.e., stock price appreciation plus dividends) on our Common Stock for the period from August 23, 1996, when the Common Stock was first traded, through December 31, 1998, with the cumulative total return for the same period on the Nasdaq NMS Composite Index, the Russell 3000 Index and an index of a peer group of companies selected by us. The graph assumes that $100 was invested on August 23, 1996 in our Common Stock and in the stock represented by each of the three indexes, and that all dividends were reinvested. The common stock of the following companies has been included in the peer group index: Allied Waste Industries, Inc.; Browning-Ferris Industries, Inc.; Isolyser Company, Inc.; Isomedix, Inc. (for 1996 only); Safety-Kleen Corporation (for 1996 and 1997 only); Sterigenics International, Inc. (for 1997 and 1998 only); Sterile Recoveries, Inc.; Steris Corporation; United Waste Systems, Inc. (for 1996 and 1997 only); U.S.A. Waste Services, Inc. (for 1996 and 1997 only); and Waste Management, Inc. The stock price performance of our Common Stock reflected in the following graph is not necessarily indicative of future performance.


                                    [A CHART]


                                  8/23/96     12/31/96    12/31/97     12/31/98
--------------------------------------------------------------------------------
Stericycle, Inc.                   $100       $124.32     $151.49         $161
Nasdaq NMS Composite Index         $100       $113.04     $136.18         $175
Russell 3000 Index                 $100       $111.65     $144.29         $167
Peer Group Index                   $100       $106.53     $138.03         $130

                               THE BFI TRANSACTION

         On April 14, 1999, we entered into a stock purchase agreement (the "Stock Purchase Agreement") and an asset purchase agreement (the "Asset Purchase Agreement") (collectively, the "Acquisition Agreements") with Allied Waste Industries, Inc. ("Allied") pursuant to which we agreed to acquire from Allied, upon completion of Allied's acquisition of Browning-Ferris Industries, Inc. ("BFI"), all of BFI's medical waste management operations in the United States, Canada and Puerto Rico (the "BFI Medical Waste Business"), and, in addition, all of Allied's own medical waste management operations (the "Allied Medical Waste Business" and, collectively with the BFI Medical Waste Business, the "Acquired Businesses"), for $440 million in cash (the "BFI Transaction"). On July 30, 1999, Allied acquired BFI pursuant to a merger agreement.

DESCRIPTION OF THE ACQUIRED BUSINESSES

         BFI is the largest provider of medical waste management services in the United States and Canada, serving customers from 120 locations in 45 states, Canada and Puerto Rico. Its services are fully integrated and include regulated medical waste collection, transportation, transferal, treatment and disposal. BFI's revenues from medical waste management operations were approximately $198 million during its fiscal year ending September 30, 1998. Allied's revenues from medical waste management operations were less than $10 million during the year ending December 31, 1998.

         The Acquired Businesses collectively operate 12 incineration facilities, 14 autoclave facilities, and 14 transfer stations in 40 states. The Acquired Businesses collectively had approximately 1,400 full-time employees at June 30, 1999.

            The Acquired Businesses market their services to two principal types of customers: small accounts, including outpatient clinics, medical and dental offices, long-term and sub-acute care facilities, biomedical companies, and municipal entities; and large accounts, including hospitals, blood banks and pharmaceutical manufacturers.

            Substantially all of the services of the BFI Medical Waste Business are provided pursuant to long-term customer contracts and service agreements specifying either scheduled or on-call services, or both. Contracts with small accounts are generally two to three years in length, while contracts with hospitals and other large accounts generally run for one to five years. The marketing of the BFI Medical Waste Business emphasizes large accounts and national accounts with large health service organizations that have multiple locations throughout the United States. The BFI Medical Waste Business has an established and diverse customer base, with no single customer accounting for more than __% of its revenues for the fiscal year ending September 30, 1998.

BACKGROUND OF THE BFI TRANSACTION

         On several occasions during the past several years our Chief Executive Officer, Mark Miller, communicated to Henry L. Hirvela, Chief Financial Officer of Allied, and Thomas H. Van Weelden, Chairman and Chief Executive Officer of Allied, our interest in acquiring from Allied any medical waste management operations that Allied might acquire as part of its acquisition of solid waste management businesses. Other of our executive officers had also discussed this possibility with other executive officers of Allied.

         On March 8, 1999, Allied and BFI announced that they had reached agreement for Allied to acquire BFI by merger. That same day Richard T. Kogler, our Chief Operating Officer, spoke by telephone to Larry D. Henk, Chief Operating Officer of Allied, about the possibility of our acquiring the BFI Medical Waste Business. Subsequently, Messrs. Miller and Kogler spoke by telephone with Mr. Henk on numerous occasions between March 11 and March 16, and on March 16, 1999 they arranged a meeting to be held on March 23, 1999, in Scottsdale, Arizona at Allied's headquarters to discuss a possible acquisition. At that meeting, Messrs. Miller and Kogler, and Frank ten Brink, our Chief Financial Officer, were in attendance representing us and Mr. Henk and Karen C. McConnell, of the law firm of Fennemore Craig, P.C., counsel for Allied, were in attendance representing Allied. The parties discussed, on a preliminary basis, certain significant matters with respect to a potential acquisition, including, among other things, the operations and available financial statements and other data of the BFI Medical Waste Business, the general structure of the transaction, and possible arrangements for financing the transaction.

         Following the initial telephone discussions between Messrs. Kogler and Henk on March 8, 1999, we began to explore, through conversations with investment bankers, the availability and likely terms of financing for the transaction. The meeting on March 23 was also followed by a number of telephone discussions between Messrs. Kogler, Miller and Henk during the next several days. On March 26, 1999, they agreed to meet with their respective transaction teams on March 29, 1999 in Scottsdale, Arizona at Allied's headquarters, for the purpose of conducting negotiations regarding our purchase of the Acquired Businesses, conducting due diligence and reviewing additional available information. On March 25, 1999, Allied, through Ms. McConnell, provided us with a draft stock purchase agreement.

         Mr. Miller, Mr. Kogler, and Michael Bonn, of the law firm of Johnson & Colmar, our counsel, were in attendance representing us and Mr. Henk, Ms. McConnell and Pete Hathaway, Chief Accounting Officer of Allied, were in attendance representing Allied at the meeting which began on March 29 and continued through March 30 in Scottsdale. At this meeting the parties discussed the Stock Purchase Agreement in some detail to define our and Allied's respective positions on a number of points. Although a purchase price was not agreed upon, the general structure of the transaction, including the accounting and tax treatment, were agreed to. We also reviewed additional information provided by Allied and made more requests to Allied for further information. We also discussed with Allied the type of closing conditions and termination provisions that would apply to the transaction, and the level of assurances that we could provide to Allied concerning our ability to finance the transaction.

         On March 31, 1999, Allied provided us with a revised draft of the Stock Purchase Agreement and we provided them our written comments on that draft on April 2. Telephone conversations between Messrs. Kogler and Henk and between our respective counsels and other transaction team members occurred frequently between March 30 and the execution of the Acquisition Agreements. These conversations continued to involve negotiation of various transaction terms, requests for information and responses to those requests. In particular, two telephone conference calls involving both transaction teams occurred on April 6, 1999. During those calls the transaction price was agreed upon.

         After the initial contact between us and Allied on March 8, 1999, Mr. Miller began to inform our board members by telephone about the possibility of our purchasing the Acquired Businesses, beginning with a conversation on that date with Jack Schuler, the Chairman of our Board of Directors. By March 15, 1999, Mr. Miller had briefed all of the board members on one or more occasions in telephone conversations. On March 15, 1999, Mr. Miller further briefed the entire Board by teleconference. Mr. Schuler called for a telephonic meeting of our Board of Directors to be held on April 7, 1999. At that meeting our management presented the proposed transaction to the Board of Directors. All members of our Board of Directors participated in that meeting and unanimously authorized our management to continue negotiations on a definitive agreement, subject to further Board approval.

         From April 7 to April 13, 1999, our transaction team and Allied's transaction team continued to finalize the Acquisition Agreements and continued their respective due diligence investigations, primarily through telephone calls and exchanges of documents by facsimile and e-mail. On April 12, 1999, Mr. Miller called for a telephonic meeting of our Board of Directors to be held on April 13, 1999. At that meeting management again presented the proposed transaction to the Board and reviewed the terms of the proposed Acquisition Agreements. All of our Board members participated in that meeting and they unanimously approved the BFI Transaction. On April 14, 1999 we and Allied executed the Acquisition Agreements and issued a joint press release announcing the BFI Transaction.

OUR REASONS FOR THE BFI TRANSACTION

            Our management and Board of Directors believe that the BFI Transaction represents a unique strategic opportunity for us to substantially expand the size and scope of our operations. Our management and Board of Directors identified a number of potential benefits of the BFI Transaction which they believe will contribute to our success and thus inure to the benefit of our stockholders, including the following:

            Synergies. Our management and Board of Directors believe the BFI Transaction will result in a number of important synergies, including the opportunity to leverage certain financial and administrative functions over a larger operational and revenue base. They also believe the BFI Transaction will significantly increase our customer density in many of our largest markets, and thus creating significant economies of scale (lower per-unit costs resulting from larger operations) because of the fixed costs associated with the collection and treatment of medical waste. In addition, our management and Board believe that increased customer density and an increase in the number of transfer and treatment facilities will yield transportation cost savings. Through the integration of the Acquired Businesses, our management and Board anticipate that within 24 months of the closing the combined company will realize annual cost savings of approximately $18 million.

            Growth. Our management and Board believe the BFI Transaction will be more effective in implementing and accelerating our basic long-term growth strategy than if our company continued operating without the operations of the Acquired Businesses.

            Combination of Best of Both Operations. After the BFI Transaction is consummated, we will be able to take advantage of the best personnel and operating systems and practices currently employed by us and by the BFI Medical Waste Business. For example, the combined company will include highly skilled field managers and a knowledgeable sales and marketing force from both operations.

            Geographically Complementary North American Operations. We and the BFI Medical Waste Business are engaged in the medical waste management business throughout North America and we both provide medical waste management services, consisting of waste collection, transportation, treatment and disposal services to various medical waste generators, including hospitals, blood banks, pharmaceutical manufacturers, and dental offices. We and the BFI Medical Waste Business have collection operations, transfer stations and treatment centers which are highly complementary. Management believes our combined businesses will allow us to better serve our national accounts. Our Board of Directors also considered the strategic fit between the markets we serve and those served by the BFI Medical Waste Business and believes that a combination of the businesses will result in the potential for accelerated growth and further operational efficiencies by allowing the combined company to expand, complete and link existing services areas.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

            Under the Stock Purchase Agreement, the parties have agreed to make an election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986 with respect to the purchase and sale of the stock of the newly-formed BFI subsidiary. As a result of this election and the fact that our purchase of the Canadian assets is structured as an asset purchase (see "The Acquisition Agreements - General"), we will be able to write up the tax basis of each asset of the Acquired Businesses for federal (and most state) income tax purposes to the asset's fair market value and depreciate that basis for tax purposes over the asset's useful life. The Stock Purchase Agreement also provides that any net increase in state income taxes payable by Allied as a result of the Section 338(h)(10) election will be payable by us to Allied.

ACCOUNTING TREATMENT

            We expect to account for the BFI Transaction using the "purchase" method of accounting pursuant to APB No. 16. Under the purchase method we will record, at fair value, the assets acquired and liabilities assumed and will record as goodwill the difference between the cost of the acquisition and the sum of the fair value of tangible and intangible assets acquired, less liabilities assumed. The operations of the Acquired Businesses will be included in our results of operations from the date of the closing.

GOVERNMENT AND REGULATORY APPROVALS

            Hart-Scott-Rodino. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice ("DOJ") frequently scrutinize the legality under the antitrust laws of transactions such as the BFI Transaction. At any time before or after the closing of the BFI Transaction, the FTC or the DOJ could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of substantial assets. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. We cannot assure you that a challenge to the BFI Transaction on antitrust grounds will not be made or, if such a challenge is made, of the result.

            On May 20, 1999, we and Allied effectively filed Pre-Merger Notification and Report Forms with the FTC and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The HSR Act, and the rules and regulations thereunder, provide that certain transactions (including the BFI Transaction) may not be consummated until required information and materials have been furnished to the FTC and the DOJ and certain waiting periods have expired or been terminated. On June 18, 1999 each of the Company and Allied received a second request with respect to the BFI Transaction from the DOJ. The time period for the DOJ to review the BFI Transaction will terminate 20 days following substantial compliance by us and Allied with the second request. Consummation of the BFI Transaction is subject to the expiration or termination of all applicable waiting periods under the HSR Act and no action having been instituted by the FTC or the DOJ that is not withdrawn or terminated prior to the closing of the BFI Transaction.

            Other. Our obligation to consummate the BFI Transaction is conditioned upon all governmental consents, approvals and authorizations legally required for the consummation of the BFI Transaction and the transactions contemplated thereby having been obtained and being in effect at the time of closing, except where the failure to obtain the same would not have any effect that is, or is reasonably likely to be, materially adverse to the business, financial or results of operations of Stericycle and the Acquired Businesses taken as a whole.

                           THE ACQUISITION AGREEMENTS

GENERAL

            The BFI Transaction is to be effected pursuant to two acquisition agreements, both of which are dated as of April 14, 1999. The first agreement is the Stock Purchase Agreement, which relates to the operations of the BFI Medical Waste Business and the Allied Medical Waste Business in the United States and Puerto Rico. The Stock Purchase Agreement calls for Allied to cause BFI to transfer the relevant businesses to a newly-formed subsidiary of BFI and for us to buy all of the stock of that newly-formed company for $436 million at closing. The second agreement is the Asset Purchase Agreement, which relates to the operations of the BFI Medical Waste Business in Canada. The Asset Purchase Agreement calls for us to purchase the relevant assets for $4 million. The Stock Purchase Agreement provides that the purchase price is to be reduced by $5.71 for each $1.00 that the annualized GOPDA (gross operating profit before depreciation and amortization) of the U.S. and Puerto Rican operations of the BFI Medical Waste Business for the six months ended March 31, 1999 is less than $75,510,960. It also calls for an upward or downward purchase price adjustment to be made after closing based on the level of working capital or working capital deficit of the acquired business. Both the Stock Purchase Agreement and the Asset Purchase Agreement provide for increases in the purchase price in an amount equal to the cash portion of the purchase price paid by BFI prior to the closing date for any businesses or assets BFI acquires that become part of the BFI Medical Waste Business prior to closing and a corresponding reduction in purchase price for businesses or assets disposed of prior to closing. Both the Stock Purchase Agreement and the Asset Purchase Agreement were filed by us as exhibits to our Current Report on Form 8-K dated April 14, 1999 and are incorporated herein by reference.

CONDITIONS TO CLOSING

            Conditions to Each Party's Obligations to Consummate the Merger. The respective obligations of us and Allied to effect the BFI Transaction are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

         o no provision of any law or regulation and no judgment, injunction, order or decree of a court or governmental authority shall be in effect which makes the BFI Transaction illegal or otherwise prohibits its consummation;

         o the waiting period under the HSR Act shall have expired or been terminated;

         o     Allied's acquisition by merger of BFI shall have occurred;

         o the simultaneous closing of the Asset Purchase Agreement, in the case of the Stock Purchase Agreement, and vice versa.

         Additional Conditions to the Obligations of Allied. The obligations of Allied to effect the BFI Transaction are subject to satisfaction or waiver of the following additional conditions:

         o our having performed our obligations provided in the applicable Acquisition Agreement, our representations and warranties being true and correct in all material respects, and our delivering a certificate to that effect to Allied;

         o our delivering a certificate to Allied that after giving effect to the BFI Transaction and the related transactions, including financing transactions, Stericycle will not be insolvent, have unreasonably small capital or have incurred or plan to incur debt beyond its ability to pay when due; and

         o     Allied receiving a solvency letter.

         Additional Conditions to Our Obligations. Our obligations to effect the BFI Transaction are subject to the satisfaction or waiver of the following additional conditions:

         o Allied having performed its obligations provided in the applicable Acquisition Agreement and Allied's representations and warranties being true and correct in all material respects, and Allied delivering a certificate to that effect to us;

         o the receipt of all material statutory approvals required in order to permit the consummation of the BFI Transaction;

         o the receipt of all consents, approvals or authorizations required to be obtained pursuant to contracts or permits to which we are a party or of which we are a beneficiary; and

         o our obtaining financing for the BFI Transaction on commercially reasonable terms.

REPRESENTATIONS AND WARRANTIES

            In the Stock Purchase Agreement and the Asset Purchase Agreement, we and Allied have made various customary representations and warranties relating to, among other things, (1) due organization, valid existence and good standing of the parties and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the respective agreements and the consummation of the transactions contemplated by the Acquisition Agreements, (3) conflicts under certificates of incorporation or by-laws, required consents or approvals and violations of any instruments or law, in each case that might be caused by the BFI Transaction, (4) the absence of brokers and finders, and, in the case of Allied, (5) the capitalization of the newly-formed BFI subsidiary.

            The Stock Purchase Agreement and the Asset Purchase Agreement also contain representations and warranties by us related to: (1) the integrity of our filings with the SEC, (2) the conduct of our business and no material adverse change in our company and (3) the receipt of preliminary assurances from a nationally recognized investment bank as to its high confidence of the availability to us of financing for the BFI Transaction. The Stock Purchase Agreement and the Asset Purchase Agreement also contain representations and warranties of Allied, to its knowledge, with respect to the Acquired Businesses. These representations and warranties are effective as of the closing and include those related to: (1) the absence of undisclosed liabilities and certain changes or events, (2) litigation, (3) violations of law, (4) compliance with agreements, (5) taxes, (vi) employee benefit plans and ERISA, (7) labor controversies, (8) environmental matters, (9) non-competition agreements, and
(10) title to assets.

COVENANTS

            The Stock Purchase Agreement and the Asset Purchase Agreement provide a number of covenants by the parties, including the following:

          1) Allied agrees to cause the Allied Medical Waste Operations to and, if applicable, to use its reasonable efforts to cause BFI to cause the BFI Medical Waste Operations to: (a) be conducted in the ordinary course, (b) not amend its certificate of incorporation or by-laws, (c) not split, combine or reclassify its capital stock, (d) not declare or pay dividends or distributions, (e) not issue, sell, pledge or dispose of any additional shares or options or rights to acquire any shares of its capital stock or securities convertible into or exchangeable for such capital stock, (f) not incur or become contingently liable with respect to indebtedness for borrowed money, with certain exceptions, (g) not make any acquisition or disposition of assets or businesses, with certain exceptions, (h) use all reasonable efforts to preserve intact the business organization and goodwill and keep available the services of present officers and key employees, (i) confer with our representatives concerning operations, (j) not adopt or enter into or amend employment, severance, termination, pension, bonus, profit sharing, compensation, stock option or similar arrangements, with certain exceptions, (k) not make expenditures, with certain exceptions, and (l) not enter into any agreement to provide services with a term of more than three years or reasonably expected revenues of over $15 million, or any agreement to purchase services with a term of more than one year or reasonably expected revenues of over $1 million;

          2) we and Allied each agree to provide the other and the other's representatives reasonable access to information;

          3) we and Allied each agree to provide the other with notice of certain events related to the BFI Transaction;

          4) we agree to provide certain employees of the Acquired Businesses certain employment opportunities, severance benefits (generally two weeks of base salary or wages for each whole year of service), and medical, dental and vision coverage;

          5) we agree to hold a stockholders meeting and to prepare and mail a related proxy statement for the purpose of seeking approval of any action necessary in connection with the financing of the BFI Transaction;

          6) we and Allied each agree to use all reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the BFI Transaction and to obtain all necessary waivers, consents or approvals of third parties or governmental authorities (including approval under the HSR Act);

          7) we agree to assume liability for the director and officer indemnification provisions of the certificate of incorporation and by-laws of the newly-formed BFI subsidiary, which provisions are not to be amended or repealed for a period of six years;

          8) Allied agrees to use its reasonable best efforts, pending the closing, to cause BFI to provide us with specified quarterly financial statements within 45 days following the end of each calendar quarter;

          9) Allied agrees, for a period for five years from the closing, not to engage in any business involving the collection, interim storage, transfer, recovery, processing, treatment or disposal of regulated medical waste, or the marketing of regulated medical waste management services within certain specified geographic areas around the location of our customers and facilities or the customers and facilities of the Acquired Businesses;

          10) we agree to conduct our business in the ordinary course pending the closing;

          11) for a period of one year following the closing, Allied agrees to honor the disposal rates currently charged by BFI to the BFI Medical Waste Business for residual waste disposed of at BFI landfills; and

          12) for a period of five years following the closing, Allied agrees to retain all liabilities relating to the Acquired Businesses and their assets that relate to or arise out of occurrences prior to the closing, with certain exceptions.

TERMINATION OR AMENDMENT

            The Stock Purchase Agreement and the Asset Purchase Agreement may be terminated at any time prior to the closing by the mutual written consent of us and Allied or as follows: (1) by either Allied or us if the BFI Transaction has not been consummated by September 15, 1999; provided that if required audited financial statements of the BFI Medical Waste Business have not been delivered two months prior to that date, the date shall automatically be extended to a date two months following the date of delivery of those financial statements (which occurred on August ___, 1999 and the date shall automatically be extended until December 31, 1999 if, on September 15, 1999 the waiting period under the HSR Act has not expired or been terminated, (2) by either Allied or us if the BFI Transaction is enjoined by a final unappealable court order not entered at the request of the terminating party, (3) by either Allied or us upon a breach of a representation, warranty, covenant or agreement by the other in the relevant Acquisition Agreement which would reasonably be expected to have a material adverse effect on us or the Acquired Businesses, as the case may be, or prevent or delay the consummation of the BFI Transaction beyond the specified date, (4) by Allied if our Board of Directors fails to recommend or withdraws, modifies or amends in any material respect its approval or recommendation with respect to any required approval of our stockholders for the BFI Transaction or the related financings, (5) by Allied or us if our stockholders fail to provide any required approval for the BFI Transaction or the related financings, and (6) by Allied or us if the BFI Transaction has not been consummated by January 1, 2000, provided the terminating party has not been the cause of the failure to consummate the transaction.

            Any provision of the Stock Purchase Agreement and the Asset Purchase Agreement may be amended or waived by an instrument in writing and signed on behalf of both parties in the case of an amendment or, in the case of a waiver, by the party against whom the waiver is to be effective.

EXPENSES AND TERMINATION FEES

            Allied and we each agree to pay our own expenses in connection with the Acquisition Agreements and the BFI Transaction and to pay the other party a fee of $5 million if that other party terminates the Stock Purchase Agreement on account of the non-terminating party's breach, provided the terminating party is not then in default. In addition, either party may sue the breaching party for specific performance.

OTHER AGREEMENTS

            First Rights Agreement. The Acquisition Agreements call for us and Allied to enter into a first rights agreement upon closing of the BFI Transaction. This agreement will have a term of ten years from the closing and will require us to give Allied and its affiliates the first right to bid on the disposal of the residual, non-hazardous waste generated by the Acquired Businesses. It also will require us and our affiliates on the one hand, and Allied and its affiliates, on the other hand, to provide the right to bid with the other on contracts that include both solid waste and medical waste.

            Transition Agreement. The Acquisition Agreements also call for us and Allied to enter into a transition agreement upon closing of the BFI Transaction. This agreement will require Allied, for a period of one year following the closing, to provide certain operational and administrative support to us and to make certain facilities available to us in order to facilitate a smooth transition of the Acquired Businesses. In particular, this agreement will require Allied to: (1) continue to operate permitted treatment and disposal facilities and transfer stations for the Acquired Businesses for us until we receive the necessary permits and approvals to operate them, (2) make available to us at operating locations of the Acquired Businesses substantially the same space used by them prior to the closing, and (3) to provide operational and administrative support to us at the operating locations of the Acquired Businesses as we require to facilitate a smooth transition, including vehicle maintenance, telephone answering, dispatching, backup drivers, personnel assistance, and customer billing. The transition agreement will require us to reimburse Allied for these services on a direct cost, pass-through basis, except that for services other than facility operation there are no charges during the first six months following the Closing, provided we use our reasonable best efforts to stop using these services as soon as possible.

                        FINANCING FOR THE BFI TRANSACTION

         One of the conditions to our obligation to consummate the BFI Transaction is that we have obtained the necessary financing for the transaction on commercially reasonable terms. We currently believe that the most likely arrangements for the financing of the BFI Transaction will be our issuance of approximately $375 million of debt, some of which is likely to be in the form of a senior secured bank financing and some of which is likely to be in the form of senior subordinated notes, and the issuance and sale of 75,000 shares of Series A Convertible Preferred Stock to Bain (if proposed Items 2 and 3 are approved). We believe that the issuance and sale of the Series A Convertible Preferred Stock will improve our operating and capitalization ratios and thereby allow us to obtain more favorable rates and other terms on any debt securities that we may issue.

         Bain manages capital in excess of $3 billion and has invested in more than 110 companies representing over $10 billion in purchase price. Bain is one of the most experienced and successful private equity investors in the United States and the firm's principals have extensive experience working with companies in a wide range of industries.

         Our authorized stock currently consists of 30,000,000 shares of Common Stock, of which, as of June 30, 1999, 14,559,417 shares were issued and outstanding and 2,299,945 shares were reserved for issuance upon the exercise of outstanding stock options and warrants and additional stock options that may be granted under our stock option plans. Accordingly, under the laws of Delaware, our state of incorporation, we could issue approximately 13,140,000 shares of Common Stock, or debt securities convertible into approximately 13,140,000 shares of Common Stock, without stockholder approval. Because we expect to issue the Series A Convertible Preferred Stock as part of the plan to finance the BFI Transaction, however, the Board of Directors has approved a proposal to amend our certificate of incorporation to authorize a class of preferred stock which the Board of Directors will have the authority to designate and issue from time to time. That proposal is being submitted to the stockholders for consideration as Item 2.

         In addition, although under Delaware law our Board of Directors could issue up to approximately 13,140,000 additional shares of Common Stock, or debt securities convertible into approximately 13,140,000 additional shares of Common Stock, without stockholder approval, the rules of the Nasdaq Stock Market, on which our Common Stock is listed, require that stockholders approve the sale or issuance by us of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock outstanding prior to the sale or issuance. We believe that in order to finance the BFI Transaction, it is in our best interest to issue the Series A Convertible Preferred Stock, which will initially be convertible into 4,285,715 shares of Common Stock, an amount equal to approximately 23% of our Common Stock currently outstanding.

         For a more complete description of the Series A Convertible Preferred Stock, see "Item 3-Proposal to Issue and Sell 75,000 Shares of Series A Convertible Preferred Stock." For a description of our expectations regarding the terms of the debt securities we are likely to issue to finance the BFI Transactions, see "Pro Forma Condensed Combined Financial Statements of the Company and the BFI Medical Waste Business."

                                     ITEM 2

               PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION
               TO AUTHORIZE AND CREATE A CLASS OF PREFERRED STOCK

         As noted, we are not currently authorized to issue shares of preferred stock. The Board of Directors has proposed and recommends to the stockholders that Article 4 of our Amended and Restated Certificate of Incorporation be amended to authorize the issuance by us of up to 1,000,000 shares of a new class of undesignated preferred stock, par value $.01 per share. Under the proposed amendment to Article 4, the Board of Directors would be authorized, without further stockholder action, to provide for the issuance of all or any shares of Preferred Stock in one or more series and to establish the powers, designations, preferences, rights, qualifications, limitations and restrictions of those shares as the Board, in its sole discretion, determines.

         Adoption of the proposed amendment requires the approval of the holders of a majority of the shares of Common Stock outstanding as of the record date for the 1999 Annual Meeting. A copy of Article 4 of our Certificate of Incorporation, as Article 4 is proposed to be amended, appears as Exhibit I to this Proxy Statement.

         As noted, authorization of this class of undesignated preferred stock would give the Board of Directors the flexibility to create one or more series of preferred stock, from time to time, and to determine the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of each series. These matters would include, for example: (1) the number of shares in each series, (2) whether a series will bear dividends and, if so, whether the dividends will be cumulative, (3) the dividend rate and the dates of dividend payments, (4) liquidation preferences, if any, (5) the terms of redemption, if any, including timing, rates and prices, (6) conversion rights, if any, (7) sinking fund requirements, if any, (8) any restrictions on the issuance of additional shares of any series, (9) any voting rights and (10) any other powers, designations, preferences, rights, qualifications, limitations or restrictions.

         Shares of preferred stock could have priority over shares of Common Stock with respect to dividends (which may be made cumulative with respect to the preferred stock) and with respect to our assets upon liquidation, and could reduce the amount of assets available for distribution to the holders of Common Stock upon a liquidation. Depending upon the particular terms of any series of preferred stock, holders of that series may have significant voting rights and the right to representation on our Board of Directors. In addition, the approval of holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

         Our Board of Directors believes that the proposed authorization of this class of preferred stock is desirable because it would provide us with the ability (1) to pursue our preferred method of financing the BFI Transaction and
(2) to meet future capital requirements through equity financings and to take advantage of favorable market conditions and possible acquisition opportunities without the delay and expense ordinarily attendant upon obtaining further stockholder approval.

         If the proposed amendment is approved, our Board of Directors will be empowered to authorize the issuance of up to 1,000,000 shares of preferred stock, from time to time, for those purposes, to such persons and for that consideration as the Board may deem desirable, without further authorization by the stockholders, except as may be required by applicable Delaware law, other applicable law or the rules of the Nasdaq Stock Market or any stock exchange on which the shares of our Common Stock or preferred stock may be listed or traded. The timing of the actual issuance of shares of preferred stock will depend upon, among other things, market conditions and the specific purpose for which the shares are to be issued.

         Stockholders will not have any preemptive rights to acquire shares of preferred stock authorized by the proposed amendment. The proposed authorization of the issuance of shares of the preferred stock will not change the number of shares of Common Stock currently outstanding or the rights of holders of Common Stock. Under certain circumstances, however, issuance of shares of preferred stock could affect existing stockholders by dilution of their voting power as well as by dilution of earnings and book value per share, especially in the case of preferred stock which is convertible into shares of Common Stock.

         Stockholders should recognize that the issuance of shares of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of us through a tender offer or proxy fight or seeking to bring about the removal of incumbent management or a corporate transaction, such as a merger. For example, the issuance of shares of preferred stock in a public or private sale, or in a merger or similar transaction, would increase the number of our outstanding shares, thereby diluting the interest of a party seeking to take us over. In addition, the preferred stock could be viewed as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of us, because the authorization of undesignated preferred stock could be used by our Board of Directors for the adoption of a stockholder rights plan or "poison pill." Stockholders should note that any action taken by us that discourages, or that has the effect of discouraging, an attempt to acquire control of us might result in stockholders not being able to participate in any possible premiums that they might obtain in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that our stockholders might consider to be in their best interests.

         The proposed amendment to authorize a class of preferred stock is being made because of our desire to have flexibility in arranging for financing of the BFI Transaction. It has not been made in response to, and is not being presented to deter, any effort to obtain control of us. It is also not being proposed as an anti-takeover measure. We have no present plans to issue preferred stock other than the Series A Convertible Preferred Stock described herein in connection with the BFI Transaction, except that, the Board of Directors may determine, if Item 2 is approved, to designate and issue up to 25,000 additional shares of preferred stock for up to $25 million as part of the financing for the BFI Transaction. The Board has no current plans to issue any such additional preferred stock and we would be required to obtain Bain's approval to do so. However, depending upon conditions in the debt market and the terms of the debt financing available for the BFI Transaction, our Board may determine to pursue the issuance and sale of additional preferred stock on terms no more favorable to the investors than the Series A Convertible Preferred Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND ARTICLE 4 OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE CREATION OF A CLASS OF PREFERRED STOCK.

                                     ITEM 3

             PROPOSAL TO AUTHORIZE, ISSUE AND SELL 75,000 SHARES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

            On August 13, 1999, we entered into a Series A Convertible Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") with nine investment funds affiliated with Bain Capital, Inc. (the nine purchasers are referred to, collectively, as "Bain"), providing for the issuance by us to Bain of 75,000 shares of Series A Convertible Preferred Stock for $1,000 per share, or an aggregate of $75 million, in cash, less certain fees and expenses which are described below. We believe that the issuance of the Series A Convertible Preferred Stock is in our best interest because it will facilitate the financing of the BFI Transaction.

            Subject to the negotiation of a definitive agreement acceptable to our President, Mark Miller, our Board of Directors unanimously approved the principal terms of the Preferred Stock Purchase Agreement and the other matters contemplated by that agreement at a telephonic meeting of the Board on July 28, 1999, and recommended that following our entering into a definitive agreement, our stockholders be asked to approve the issuance and sale of the Series A Convertible Preferred Stock. If Items 2 and 3 are approved, the Board of Directors intends to create the Series A Preferred Stock pursuant to a Certificate of Designation in the form attached to the Preferred Stock Purchase Agreement as Exhibit B (the "Certificate of Designation"). Stockholders should consider the following summary of the Series A Convertible Preferred Stock Proposal and the Preferred Stock Purchase Agreement before voting. The following is only a summary, and stockholders are referred to and encouraged to read the entire Preferred Stock Purchase Agreement, including the Certificate of designation and other Exhibits, which was filed by us as an exhibit to a Form 8-K dated August 20, 1999:

DIVIDENDS

            The Series A Convertible Preferred Stock will bear preferential dividends, payable in additional shares of Series A Convertible Preferred Stock, at the rate of 3.375% per annum from the date of issuance. Dividends accrue daily at the per annum rate of 3.375% and will accumulate annually on the anniversary date of initial issuance. In addition to preferential dividends, the Series A Convertible Preferred Stock will also be entitled to share pro rata with holders of Common Stock, on the basis of the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible, in all other dividends and distributions. Because the Series A Convertible Preferred Stock dividends are payable in additional shares of Series A Convertible Preferred Stock, the Certificate of Designation covers 100,000 shares in order that we will have shares available for the payment of those dividends for a period of time.

LIQUIDATION

            Upon any liquidation, dissolution or winding up of our company, each holder of Series A Convertible Preferred Stock shall be entitled to be paid, before any distribution or payment is made to the holders of Common Stock, the greater of (i) the sum of $1,000 per share plus accumulated preferential dividends plus accrued and unpaid dividends not yet accumulated and (ii) the amount that would be payable if the Series A Convertible Preferred Stock had been converted into Common Stock (the "Liquidation Value").

VOTING; ELECTION OF DIRECTORS

            The Series A Convertible Preferred Stock is entitled to vote with the holders of Common Stock as a single class on each matter submitted to our stockholders. Each share of Series A Convertible Preferred Stock shall have a number of votes for such matters equal to the number of votes possessed by the Common Stock into which the Series A Convertible Preferred Stock is convertible. So long as Bain and its affiliates hold 50% or more of the Series A Convertible Preferred Stock or the Common Stock into which it is convertible, they will have the right, voting as a separate class, to elect two directors to our Board of Directors. If Bain and its affiliates cease to hold 50% but still hold 25% or more, they will have the right, voting as a separate class, to elect one director and if they cease to hold 25%, their right to elect directors as a separate class will terminate.

CONVERSION

            Each holder of Series A Convertible Preferred Stock may, at any time and from time to time, upon ten business days notice, convert all or part of the Series A Convertible Preferred Stock into shares of Common Stock. The price at which the holders may convert is $17.50 per share, subject to adjustment, and this price, as adjusted from time to time, is referred to as the "Conversion Price." The Conversion Price will be adjusted if (i) we issue additional shares of Common Stock for a price per share less than the Conversion Price or the Market Price (as defined below); or (ii) we (a) issue options, warrants or convertible securities with an exercise price or conversion price that is less than the Conversion Price or the Market Price at the time of issuance of the options, warrants or convertible securities, or (b) fix a record date for the determination of holders of any class of securities then entitled to receive any additional shares of Common Stock or options, warrants or convertible securities exercisable for or convertible into Common Stock; provided, that we will not be required to make any further adjustment in the Conversion Price upon the subsequent exercise of such options or warrants or conversion of such convertible securities; provided, further, in any fiscal year, we may issue in connection with Board of Director approved acquisitions a number of shares of Common Stock, and we may grant or reprice (at a price not lower than the Market Price at the time of issuance or repricing) options to purchase Common Stock in connection with existing and future stock option plans, an aggregate number of shares and options equal to 4.0% of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding fiscal year (adjusted for stock splits, combinations and stock dividends on the Common Stock during such year). In any such event, the Conversion Price will be reduced to reflect the proportionate difference between the amount that we would have received had we sold that Common Stock at the Market Price (or in the case of options and convertible securities, received an amount equal to the Market Price upon the exercise or conversion thereof), and the amount we actually obtained from the issuance. The "Market Price" per share for Common Stock is the average closing price over the 20 business day period preceding the date of determination.

            The 75,000 shares of Series A Convertible Preferred Stock to be issued to Bain will be initially convertible into 4,285,715 shares of our Common Stock, or approximately 23% of the amount of our Common Stock currently outstanding.

            If the options, warrants or conversion rights expire before being exercised, the Conversion Price will be re-adjusted, upon 30 days' prior written notice by us, as though the unexercised options, warrants or conversion rights had never been issued.

REDEMPTION AT OUR OPTION

            Beginning on the 30th month anniversary of the date of initial issuance of the Series A Convertible Preferred Stock, if the closing price of the Common Stock exceeds 150% of the Conversion Price for 20 consecutive trading days, we may elect, upon at least 30 days' prior written notice, to redeem all (but not part) of the outstanding shares of Series A Convertible Preferred Stock, subject to any holder's right to first convert its shares into Common Stock prior to the redemption date, in the manner described above. If we make such an election, the redemption price will equal the Liquidation Value to the date of redemption.

REDEMPTION UPON A CHANGE OF CONTROL

            A "Change of Control" with respect to Stericycle is defined as a circumstance in which: (i) any person or group (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner of more than 50% of the total voting power of Stericycle; or (ii) during any consecutive 36-month period, our directors at the beginning of such period and their successors cease to comprise a majority of the Board.

            In the event of a Change of Control, or if a Bankruptcy Event (as defined in the Certificate of Designation) has occurred and continued for 60 days, each holder of shares of Series A Convertible Preferred Stock can, by the giving of 15 business days notice, cause us to redeem all or any part of the holder's shares at a price per share equal to the Liquidation Value per share.

CONDITIONS TO CLOSING

            Conditions to Each Party's Obligations. The respective obligations of us and Bain to consummate the Preferred Stock Purchase Agreement are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

               o the BFI Transaction shall have closed or be closing simultaneously;
               o the waiting period under the HSR Act with respect to Bain's acquisition of the Series A Convertible Preferred Stock shall have expired or been terminated; and
               o our stockholders shall have approved Items 2 and 3 included in this proxy statement.

            Additional Conditions to the Obligations of Bain. The obligations of Bain to consummate the Preferred Stock Purchase Agreement are subject to satisfaction or waiver of the following additional conditions:

               o our having performed our obligations provided in the Preferred Stock Purchase Agreement, our representations and warranties being true and correct in all material respects, and our delivering a certificate to those effects to Bain;
               o our not having amended the Acquisition Agreements in any manner that materially changes the benefits to or financial or other obligations of us;
               o our adopting amendments to our by-laws to permit the holders of at least 80% of the Series A Convertible Preferred Stock to call a meeting of stockholders, to permit any director to call a meeting of the Board, to establish the size of the board at nine directors, to require Board meetings in each of our fiscal quarters, and to provide that these provisions cannot be amended without the approval of the holders of a majority of the outstanding Series A Convertible Preferred Stock;
               o the absence of any material adverse change to us and the Acquired Businesses taken as a whole or our ability to consummate the transactions contemplated by the Preferred Stock Purchase Agreement;
               o Bain's receipt of an opinion of our counsel as to specified matters;
               o we shall have appointed two of Bain's representatives to our Board; and
               o we shall have obtained a senior credit facility and issued senior subordinated notes on specified terms.

         Additional Conditions to Our Obligations. Our obligations to consummate the Preferred Stock Purchase Agreement are subject to the satisfaction or waiver of the following additional conditions:

               o Bain having performed its obligations provided in the Preferred Stock Purchase Agreement, its representations and warranties being true and correct in all material respects, and Bain delivering a certificate to those effects to us; and
               o our receipt of an opinion of Bain's counsel as to specified matters.

REPRESENTATIONS AND WARRANTIES

            In the Preferred Stock Purchase Agreement, we and Bain have made various customary representations and warranties relating to, among other things, (1) due organization, valid existence and good standing of the parties and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the Preferred Stock Purchase Agreement and the consummation of the transactions contemplated by the agreement, and (3) the absence of brokers and finders.

            The Preferred Stock Purchase Agreement also contains representations and warranties by us related to: (1) our capitalization, corporate structure and subsidiaries, (2) the integrity of our filings with the SEC, (3) conflicts under our certificate of incorporation or by-laws, required consents or approvals and violations of any instruments or law, in each case that might be caused by the transaction, (4) our legal proceedings and orders, (5) our taxes, (6) our contracts, (7) our permits, (8) our environmental matters, (9) the conduct of our business and no material adverse change in our company, (10) undisclosed liabilities, (11) our title to our assets, (12) our employee benefit plans and ERISA, (13) our patents and marks, (14) our labor relations, (15) our year 2000 compliance, and (16) our representations and warranties in the Acquisition Agreements.

            The Preferred Stock Purchase Agreement also contains representations and warranties of Bain related to (1) its investment intent with respect to the Series A Convertible Preferred Stock, (2) its status as an accredited investor,
(3) its understanding that the Series A Convertible Preferred Stock has not been registered under the Securities Act of 1933 (the "Securities Act"), and (4) required consents and approvals.

COVENANTS AND RESTRICTIONS

            The Preferred Stock Purchase Agreement provides for a number of agreements by us and restrictions upon us, including the following:

               o we agree to give the holders of the Series A Convertible Preferred Stock and the underlying Common Stock into which it is converted or convertible ("Underlying Common Stock") the preemptive right to acquire any shares of our capital stock or other of our securities with equity participation features on the most favorable terms offered to any other person, except for securities we issue in acquisitions or public offerings, or to our employees;
               o we agree to give specified financial and business information to the holders of the Series A Convertible Preferred Stock and the Underlying Common Stock so long as they continue to hold at least 20% of that stock;
               o we agree to cooperate with Bain and provide information to Bain in order to enable it to obtain HSR approval for its purchase of the Series A Convertible Preferred Stock;
               o we agree to give Bain and its representatives reasonable access to our properties, offices, personnel, accountants, advisors, and records;
               o we agree to hold a stockholders meeting to cover the matters specified in Items 2 and 3 and to prepare, file and mail this proxy statement; and
               o we agree not to initiate, solicit or encourage inquiries related to, or engage in negotiations or discussions with anyone other than Bain, concerning the acquisition from us of our convertible preferred stock or any other capital stock having equity or profit participation features or any debt securities in lieu of or substitution for such securities.

EXPENSES

         Bain and we each agree to pay our own fees and expenses in connection with the Preferred Stock Purchase Agreement, with the exception that we agree to pay up to $600,000 of Bain's expenses (of which $300,000 will be paid at the closing of the Preferred Stock Purchase Agreement and the balance on the first anniversary of the closing.) We also agree to pay Bain a closing fee of $750,000. We will also pay Donaldson, Lufkin & Jenrette Securities Corporation an advisory fee equal to 4 1/2% of the proceeds from the sale of the Series A Convertible Preferred Stock.

INDEMNIFICATION

         Pursuant to the Preferred Stock Purchase Agreement, we and Bain each agree to indemnify the other and the other's affiliates against Claims (as defined in the Preferred Stock Purchase Agreement) arising out of an inaccuracy or breach of any of our representations or warranties. We also agree to indemnify Bain against any claims arising out of any breach or default by us in respect of any of our covenants or obligations in the Preferred Stock Purchase Agreement and specified environmental matters.

REGISTRATION RIGHTS AGREEMENT

         The Preferred Stock Purchase Agreement provides for us and Bain to enter into a registration rights agreement at the closing. The registration rights agreement will require us, at the request of the holders of a majority of the Underlying Common Stock, at any time after the first anniversary of the closing, to register all or any portion of those shares under the Securities Act, in connection with an underwritten public offering; provided that we are only required to effect two of those registrations. The registration rights agreement will also require us to give notice to the holder of Underlying Common Stock when we propose to register any of our securities under the Securities Act if the registration form is applicable to their shares, and, if the holders so request, to include their shares in the registration; provided that under certain circumstances the number of shares they can include in these "piggyback" registrations will be limited. In all registrations we will be required to pay the expenses of registration, including the fees and expenses of one counsel to the holders, but excluding the underwriting discounts and commissions, and to provide customary indemnification.

CORPORATE GOVERNANCE AGREEMENT

         The Preferred Stock Purchase Agreement provides for us and Bain to enter into a corporate governance agreement at the closing. The corporate governance agreement will contain certain provisions intended to implement the right of Bain to elect directors to our Board. The corporate governance agreement will also provide that until the earlier of (i) the date on which Bain and its Permitted Transferees (as defined in the corporate governance agreement) cease to own any Series A Convertible Preferred Stock, (ii) the date on which Bain has completed a distribution of the Series A Convertible Preferred Stock to its partners or (iii) the first anniversary of the closing, Bain and its transferees and affiliates will not acquire beneficial ownership of more than 30% of the voting power of our company or acquire or attempt to acquire control of our company, except in response to a proposal that has been made to our stockholders that would materially and adversely affect Bain, or pursuant to the exercise of their preemptive rights. The corporate governance agreement will also contain specified restrictions, for a period of five years, on Bain's ability to transfer the Series A Convertible Preferred Stock and will further provide that the approval of the holders of a majority of the Series A Convertible Preferred Stock and Underlying Common Stock be obtained for us to:
(1) engage in mergers, acquisitions or divestitures of specified sizes, (2) enter into contracts with our officers, directors, employees or affiliates, except for ordinary employment and benefit plans and transactions with our subsidiaries, and (3) incur indebtedness or issue specified capital stock that would cause our Fixed Charge Coverage Ratio (as defined in the Preferred Stock Purchase Agreement) to be less than 1.75 to 1.0 (2.0 to 1.0 after the second anniversary of the initial issuance of the Series A Convertible Preferred Stock).

RELATIONSHIP OF PROPOSALS IN ITEMS 2 AND 3

         If stockholders approve both this proposal and the proposal in Item 2 (to amend the Certificate of Incorporation to create a class of undesignated preferred stock), our Board of Directors would have the authority to create one or more series of preferred stock; to fix the powers, designations, preferences and rights of each series of preferred stock created; and to issue shares of Series A Convertible Preferred Stock that are convertible into a greater number of shares of Common Stock than would have been the case if this proposal had not been approved. If stockholders approve the proposal in this Item 3 but not the proposal in Item 2, our Board would not have the authority to issue any shares of preferred stock other than the Series A Convertible Preferred Stock. If the proposal in Item 2 is approved but the proposal in this Item 3 is not, the Board of Directors would have the authority to create one or more series of preferred stock and to fix the powers, designations, preferences and rights of each series, with the limitation that if the preferred stock were convertible into Common Stock and were issued and sold in a private transaction, the number of shares of Common Stock into which any such preferred stock could be converted could not exceed 20% of the number of shares of Common Stock outstanding before the issuance of the preferred stock. Accordingly, the Board would not have the authority to issue the full 75,000 shares of Series A Convertible Preferred Stock pursuant to the Preferred Stock Purchase Agreement. In that event, we would seek to amend the Preferred Stock Purchase Agreement to reduce the number of shares to be issued or to increase the Conversion Price so that the amount of Common Stock into which the Series A Convertible Preferred Stock is convertible, including dividends on the Series A Convertible Preferred Stock for some reasonable period of time, would not exceed 20% of the Common Stock outstanding.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE, ISSUE AND SELL 75,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK.

             FINANCIAL STATEMENTS OF THE BFI MEDICAL WASTE BUSINESS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
of Stericycle, Inc.:

            We have audited the accompanying statements of directly identifiable assets and liabilities of the Medical Waste Business of Browning-Ferris Industries, Inc., a Delaware corporation ("BFI Medical Waste" as described in
Note 1), as of September 30, 1998 and 1997, and the related statements of revenues and direct expenses of BFI Medical Waste for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of management of BFI Medical Waste. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            The financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 3, and are not intended to be a complete presentation of BFI Medical Waste's financial position as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the directly identifiable assets and liabilities of BFI Medical Waste as of September 30, 1998 and 1997, and its revenues and direct expenses for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.



Chicago, Illinois

July 30, 1999

                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES OF BFI MEDICAL WASTE
AS OF SEPTEMBER 30, 1997 AND 1998 AND JUNE 30, 1999 (IN THOUSANDS)

                                                                                                                     AS OF
                                                                                         AS OF SEPTEMBER 30,     JUNE 30, 1999
                                                                                         -------------------     -------------
                                                                                         1997           1998      (UNAUDITED)
                                                                                         ----           ----      -----------

Directly Identifiable Assets
----------------------------


Accounts Receivable, net of Allowance for Doubtful Accounts of $840,
$904, and $1,040 as of September 30, 1997 and 1998 and June 30, 1999                     $  15,356    $  16,300    $  16,552
Parts and Supplies                                                                           1,456        1,435        1,393
Prepaid Expenses                                                                               317          181          207
                                                                                         ---------    ---------    ---------

   Total Current Assets                                                                     17,129       17,916       18,152
                                                                                         ---------    ---------    ---------

Property, Plant and Equipment
   Land                                                                                      3,014        2,951        3,308
   Buildings and Improvements                                                               34,108       36,181       37,134
   Machinery and Equipment                                                                 104,771      102,972      105,744
   Office Furniture and Equipment                                                            2,139        1,878        2,228
   Construction in Progress                                                                    -            141          204
                                                                                         ---------    ---------    ---------

                                                                                           144,032      144,123      148,618

Accumulated Depreciation                                                                   (81,367)     (83,999)     (88,070)
                                                                                         ---------    ---------    ---------

   Property, Plant and Equipment, net                                                       62,665       60,124       60,548
                                                                                         ---------    ---------    ---------

Intangibles, net of Accumulated Amortization of $20,064, $22,781 and
   $24,988 as of September 30, 1997 and 1998 and June 30, 1999                              49,709       47,592       56,161
                                                                                         ---------    ---------    ---------

Total Directly Identifiable Assets                                                       $ 129,503    $ 125,632    $ 134,861
                                                                                         =========    =========    =========
Directly Identifiable Liabilities
---------------------------------



Compensation Accruals                                                                    $   1,875    $   2,168    $   1,969
Other Accrued Liabilities                                                                    1,752          259        1,229
Current Portion of Capital Lease Obligation                                                    370          669          970
                                                                                         ---------    ---------    ---------

   Total Current Liabilities                                                                 3,997        3,096        4,168
                                                                                         ---------    ---------    ---------

Capital Lease Obligation, net of current portion                                             1,396        2,346        4,162
Other Long-Term Liabilities                                                                  2,391        2,223          938
                                                                                         ---------    ---------    ---------
   Total Long-Term Liabilities
                                                                                             3,787        4,569        5,100
                                                                                         ---------    ---------    ---------

            Total Directly Identifiable Liabilities                                          7,784        7,665        9,268
                                                                                         ---------    ---------    ---------

Total Directly Identifiable Assets in Excess of Directly Identifiable
  Liabilities
                                                                                         $ 121,719    $ 117,967    $ 125,593
                                                                                         =========    =========    =========

The accompanying notes are an integral part of these Financial Statements.


                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS


STATEMENTS OF REVENUES AND DIRECT EXPENSES OF BFI MEDICAL WASTE FOR THE YEARS
ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE NINE MONTHS ENDED JUNE 30,
1998 AND 1999 (IN THOUSANDS)


                                                                              NINE MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,             JUNE 30,
                                             ------------------------             --------
                                          1996         1997        1998        1998     1999
                                          ----         ----        ----        ----     ----
                                                                                (UNAUDITED)

Revenues                                $ 199,886   $ 199,060   $ 198,222   $ 148,837   $ 152,266
                                        ---------   ---------   ---------   ---------   ---------


Cost of Revenues:
Direct Operating Costs                    123,801     124,156     121,096      90,460      91,568
Depreciation                               16,681      13,844      11,533       8,946       8,263
                                        ---------   ---------   ---------   ---------   ---------
    Total Cost of Revenues                140,482     138,000     132,629      99,406      99,831
                                        ---------   ---------   ---------   ---------   ---------

Other Expenses:
 Selling, General and Administrative       19,051      17,465       9,834       6,358       6,077
Depreciation and Amortization               3,417       3,483       3,439       2,579       2,747
Special Charge (Credit)                     9,236       4,500         257         257        (469)
                                        ---------   ---------   ---------   ---------   ---------
    Total Other Expenses                   31,704      25,448      13,530       9,194       8,355
                                        ---------   ---------   ---------   ---------   ---------

Revenues in excess of Direct Expenses   $  27,700   $  35,612   $  52,063   $  40,237   $  44,080
                                        ---------   ---------   ---------   ---------   ---------



BROWNING-FERRIS INDUSTRIES, INC.
MEDICAL WASTE BUSINESS

NOTES TO FINANCIAL STATEMENTS

1.          BUSINESS DESCRIPTION

            The accompanying financial statements include certain assets and liabilities and revenues and direct expenses of the Medical Waste Business of Browning-Ferris Industries, Inc. ("BFI Medical Waste"). For the periods presented herein, BFI Medical Waste is a service line of Browning-Ferris Industries, Inc. ("BFI"), a Delaware corporation. BFI Medical Waste provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small quantity generators in the United States, Canada, and Puerto Rico.

2.          DESCRIPTION OF ACQUISITION

            On April 14, 1999, Stericycle entered into purchase agreements with Allied Waste Industries, Inc. ("Allied"), pursuant to which Stericycle will acquire all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico, for $440 million in cash. As of July 30, 1999, concurrent with Allied's acquisition of BFI, BFI Medical Waste became a wholly-owned subsidiary of Allied Waste Industries, Inc.

            Under Stericycle's purchase agreements with Allied, Allied will cause BFI to transfer all of the assets, as defined in the agreements, used by BFI in its United States, Canada and Puerto Rico medical waste operations, which are currently held and operated with a variety of other BFI operations by many different BFI subsidiaries, to one or more newly-formed wholly-owned subsidiaries. At closing, Allied will sell all of the stock of these newly-formed subsidiaries to Stericycle for $440 million in cash, subject to closing adjustments as provided for in the purchase agreements. The purchase agreements are subject to a number of conditions including Stericycle obtaining the necessary financing to fund the acquisition and the U.S. Department of Justice ("DOJ") approval among other items. The purchase agreements also contain clauses regarding shared assets, employee benefits, transition services and assumed liabilities, among other items.

3.          BASIS OF PRESENTATION

            BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result of this and other factors, BFI does not maintain separate books and records for its medical waste operations other than service line revenues and direct operating costs. The basis upon which these financial statements have been prepared is described further below and in Note
            4. As a result, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations and cash flows of BFI Medical Waste. Rather, these financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, which indicate that certain financial statements are required for BFI Medical Waste. All significant transactions among BFI Medical Waste units have been eliminated. Significant transactions with other BFI business units are disclosed in Note 9.

            STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES OF BFI MEDICAL WASTE

            Service line balance sheet information is not prepared by BFI. However, certain assets and liabilities, which are specific to the medical waste operations, are directly identifiable. Assets and liabilities included in the accompanying financial statements of BFI Medical Waste include accounts receivable, parts and supplies, prepaid expenses, property, plant and equipment, intangibles, compensation accruals and other accruals specifically related to and identified with BFI Medical Waste.

            All treasury related activities including cash payments, receipts, and borrowings are performed by BFI's corporate headquarters and are not separately directly identifiable with BFI Medical Waste. BFI does not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from these financial statements.

            Accounts receivable presented in the financial statements include only those accounts receivable attributable to medical waste operations which are identified separately from other BFI operations. Accounts receivable, other assets, accounts payable and accrued liabilities, that are not directly identifiable to the individual service lines due to the fact that they are managed and accounted for on a consolidated basis, have not been included in these financial statements.

            Property, plant and equipment included in the accompanying financial statements include all assets and related accumulated depreciation that are specific to BFI Medical Waste. Excluded from the BFI Medical Waste specific assets are shared operating facilities and administrative offices.

            STATEMENTS OF REVENUES AND DIRECT EXPENSES OF BFI MEDICAL WASTE

            Revenues and direct cost of revenues for BFI's medical waste service line are separately accounted for within BFI's accounting systems. Cost of revenues (including certain allocations) include costs of vehicle drivers and related benefit costs, vehicle operating expenses, processing operations, disposal costs, containers, supplies and certain occupancy costs. Cost of revenues also include an allocation for costs of shared facilities and employees that can be attributed to BFI Medical Waste. This allocation is generally based on square footage and number of employees attributable to BFI Medical Waste at these shared facilities.

            Direct selling, general and administrative expense and special charges (credits) include only those costs which are incurred solely for the medical waste operations and are separately identified as such in BFI's accounting records. These costs include payroll costs for sales and administrative employees whose function is to solely support the medical waste business and general and administrative costs of medical waste only facilities. In connection with the installation of new computer systems in January 1998, certain selling, general and administrative costs previously identifiable directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste - only geographic locations could be specifically identified and charged to medical waste in fiscal year 1998 and subsequent financial statements. Significant additional costs related to selling, general and administrative ("SG&A") efforts are performed by BFI on a shared service basis. Such costs have been excluded from the statements of revenues and direct expenses of BFI Medical Waste because these costs have not been allocated to the various BFI service lines. Accordingly, as discussed above, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations of BFI Medical Waste.

            Depreciation and amortization expense relates to the property, plant and equipment and intangible assets which are directly related to BFI Medical Waste and included in the statements of directly identifiable assets and liabilities.

4.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            NEW ACCOUNTING PRONOUNCEMENT

            In April 1998, Statement of Position No. 98-5 - "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for BFI Medical Waste's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. Management of BFI Medical Waste believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

            REVENUE RECOGNITION

            For processing activities, BFI Medical Waste recognizes revenue when the treatment of the regulated medical waste is completed at its facilities or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. For collection activities, BFI Medical Waste recognizes revenue when regulated medical waste is collected from its customers.

            ACCOUNTS RECEIVABLE

            The financial statements include only those accounts receivable directly attributable to the medical waste operations. Accounts receivable at certain facilities co-located with other BFI operations are not separately directly identifiable. BFI Medical Waste grants credit to the majority of its customers on terms of up to 60 days. It is not the policy of BFI Medical Waste to require collateral from its customers in order to obtain credit. Management does not believe a significant credit risk exists as of June 30, 1999.

            PARTS AND SUPPLIES

            Parts and supplies consist of containers and vehicle and processing facility replacement parts and are carried at the lower of cost ("first in, first out") or market. The amounts presented in the financial statements reflect parts and supplies at medical waste only operations. Parts and supplies at facilities co-located with other BFI operations are not separately directly identifiable.

            PREPAID EXPENSES

            Prepaid expenses consist of prepaid licenses, insurance and permits. The amounts presented in the financial statements reflect prepaid expenses at medical waste only operations. Prepaid expenses at facilities co-located with other BFI operations are not separately directly identifiable.

            PROPERTY, PLANT AND EQUIPMENT

            Property, plant and equipment is recorded at cost. Depreciation expense, which includes the depreciation of assets recorded under capital leases, is computed using the straight-line method over the estimated useful lives (or life of lease if shorter) of the assets as follows:

                    ASSET DESCRIPTION                           LIFE
                    -----------------                           ----
                    Buildings and improvements                  10 to 30 years
                    Machinery and equipment                     5 to 12 years
                    Office furniture and equipment              3 to 10 years

            Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. During fiscal years 1996, 1997 and 1998, maintenance and repairs charged to expense were $12,822,000, $13,388,000 and $12,745,000, respectively.

            When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operating expenses.

            INTANGIBLE ASSETS

            Goodwill is amortized using the straight-line method over 40 years. Amortization expense for 1996, 1997 and 1998 related to goodwill was approximately $1,171,000, $1,208,000 and $1,207,000, respectively.

            Other directly identifiable intangible assets, substantially all of which are customer lists and covenants not to compete, are amortized on the straight-line method over their estimated lives, no more than seven years. Amortization expense related to other intangible assets was $1,772,000, $1,783,000 and $1,510,000 in 1996, 1997 and 1998,
            respectively.

            IMPAIRMENT OF LONG-LIVED ASSETS

            Long-lived assets are comprised principally of property and equipment, goodwill and other intangible assets. BFI Medical Waste periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of these assets should be revised or the remaining balances of these assets are not recoverable. When factors indicate that an evaluation should be performed for possible impairment, BFI Medical Waste uses an estimate of the future income from operations of the related asset or business as a measure of future recoverability of these assets.

            INCOME TAXES

            Each of the different BFI subsidiaries that currently hold and operate BFI Medical Waste also hold and operate various other operations of BFI. Accordingly, BFI Medical Waste is not a subsidiary. Therefore, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," income taxes are not included in the accompanying financial statements.

            NEW PLANT DEVELOPMENT AND PERMITTING COSTS

            BFI Medical Waste expenses costs associated with the operation of new plants prior to the commencement of services to customers. Initial plant permit costs are capitalized as part of property, plant, and equipment and are amortized using the straight-line method over their useful lives up to 25 years. All ongoing permit costs are expensed.

            USE OF ESTIMATES

            The preparation of these financial statements required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reported periods.
            Actual results may differ from those estimates.

5.          INTERIM FINANCIAL STATEMENTS (UNAUDITED)

            The unaudited statements of revenues and direct expenses for the nine months ended June 30, 1998 and 1999, and the unaudited statement of directly identifiable assets and liabilities as of June 30, 1999, include, in the opinion of management, all adjustments necessary to present fairly BFI Medical Waste's directly identifiable assets and liabilities and revenues and direct expenses. In the opinion of management, all these adjustments are of a normal and recurring nature. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year.

6.          SUPPLEMENTARY CASH FLOW INFORMATION

            As a service line of BFI, BFI Medical Waste does not maintain separate cash flow information. Disbursements of BFI Medical Waste for payroll, capital projects, operating supplies and operating expenses are processed and funded by BFI through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets are remitted directly to bank accounts controlled by BFI. In this type of centrally managed cash system in which the cash receipts and disbursements of BFI's various divisions and service lines are commingled, it is not feasible to segregate cash received from BFI (e.g., financing for BFI Medical Waste) from cash transmitted to BFI (e.g., distribution). Accordingly, a statement of cash flows has not been prepared.

            Selected supplemental cash flow information for BFI Medical Waste is as follows:


                                                                    Year Ended                               Nine Months Ended
                 (in Thousands)                                   September 30,                                   June 30,
                                                ----------------------------------------------  ------------------------------------
                                                    1996            1997            1998            1998                  1999
                                                --------------  --------------   -------------  ----------------    ----------------
                                                                                                            (Unaudited)
                 Capital Expenditures                $10,794          $4,149          $6,847          $5,790               $6,456
                 Depreciation and Amortization        20,098          17,327          14,972          11,525               11,010
                 Acquisition of Businesses             6,023             400           1,000             186               11,927


7.          LEASE COMMITMENTS

            BFI Medical Waste leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under lease agreements which expire at various dates over the next nine years. The leases for most of the properties contain renewal provisions.

            Rent expense for 1996, 1997 and 1998 was $3,816,000, $3,769,000 and $3,526,000, respectively.

            Minimum future rental payments under noncancellable leases that have initial or remaining terms in excess of one year as of September 30, 1998, for each of the next five years and in the aggregate are as follows (in thousands):


                                                    Capitalized Leases             Operating Leases
                                                    ------------------             ----------------

           1999                                         $        994                       $  1,215
           2000                                                  805                          1,179
           2001                                                  625                          1,091
           2002                                                  460                            965
           2003                                                  370                            811
           Thereafter                                            514                          2,599
                                                           ---------                    -----------

           Minimum rental payments                       $     3,768                       $  7,860
           Less:  Amount representing interest                   753                              -
                                                           ---------                    -----------

           Total minimum rental payments                 $     3,015                       $  7,860
                                                         ===========                       ========



                                                                                                          (in thousands)
                                                                                               1997                    1998
                                                                                         --------------------     ----------------
           Capital lease obligations, primarily trucks, trailers and other operating equipment, weighted average interest rate of 6.6% for both
           1997 and 1998 due in varying amounts through December 2008.                    $2,338                     $4,088

           Capital lease obligations, primarily office equipment, weighted average interest rate of 8.06% and 7.05% for 1997 and 1998,
           respectively, due in varying amounts through September 2003.                       55                         98

           Accumulated Amortization                                                         (627)                    (1,171)
                                                                                          -------                  ---------
                                           Total capital lease obligations             $   1,766                   $  3,015
                                                                                       ===========                 =========

            Leases at co-located facilities that benefit all operations at the facility are not included in the above tables.

8.          EMPLOYEE BENEFIT PLAN

            EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

            BFI sponsors an employee stock ownership and savings plan which incorporates deferred savings features permitted under IRS Code
            Section 401(k). The plan covers substantially all U.S. employees (including Medical Waste employees) with one or more years of service except for certain employees subject to collective bargaining agreements. Eligible employees may make voluntary contributions to one or more of six investment funds through payroll deductions which, in turn, will allow them to defer income for federal income tax purposes. BFI matches these voluntary contributions at a rate of $0.50 per $1.00 on the first 5% of total earnings contributed by each participating employee. BFI matches the voluntary contributions through open market purchases or issuances of shares of BFI's common stock. BFI expenses its contributions to the employee stock ownership and savings plan. Included in the statements of revenues and direct expenses are costs of $570,000, $616,000 and $585,000 for fiscal years 1996, 1997 and 1998, respectively, related to the employee stock ownership and savings plan. These contribution amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type.

            EMPLOYEE RETIREMENT PLANS

            BFI and its domestic subsidiaries have two defined benefit retirement plans covering substantially all U.S. employees except for certain employees subject to collective bargaining agreements. The benefits for these plans are based on years of service and the employee's compensation. BFI's general funding policy for these plans is to make annual contributions to the plans equal to or exceeding the actuary's recommended contribution. During the second quarter of fiscal 1998, BFI changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87 - "Employers' Accounting for Pensions," effective October 1, 1997. The impact of this accounting change decreased pension expense by $315,000 in 1998. Included in the statements of revenues and direct expenses are costs (income) of $668,000, $537,000 and $(86,000) for fiscal years 1996, 1997 and 1998, respectively, related to the employee retirement plans. These amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of these plans remain with BFI.

            OTHER POST-RETIREMENT BENEFITS

            BFI maintains an unfunded post-retirement benefit plan which provides for employees participating in its medical plan to receive a monthly benefit after retirement based on years of service. As permitted under SFAS No. 106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions," BFI chose to recognize the transition obligation over a 20 year period. The actuarially-determined accumulated postretirement benefit obligation was historically amortized over a 20 year period, and the related expense is not material to the statement of revenues and direct expenses for any period presented.

            During the fourth quarter of fiscal 1998, BFI restricted the participation in its postretirement benefit plan to employees over the age of 55 with 10 years of experience and individuals already covered by the plan. The BFI Medical Waste portion of the curtailment gain is $465,000 and was recognized in income in the fourth quarter of fiscal 1998. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of this plan remain with BFI.

9.          RELATED PARTY TRANSACTIONS

            Related-party transactions with BFI not disclosed elsewhere in the financial statements are as follows:

            SHARED SERVICES

            BFI Medical Waste shares services of BFI employees for such items as sales and marketing and certain general and administrative costs including accounting. The cost of these shared services is not allocated to BFI Medical Waste.

            CORPORATE SERVICES

            BFI provides certain support services to BFI Medical Waste including, but not limited to, legal, accounting, information systems, human resource and business development and building services. The cost of these corporate services is not allocated to BFI Medical Waste.

            FINANCIAL ACCOMMODATIONS

            Letters of credit and performance bonds have been provided by BFI Medical Waste to customers and various states to support facility closures. Total letters of credit and performance bonds outstanding for this purpose aggregated approximately $1,084,000 as of June 30, 1999.

            BFI is a guarantor and is jointly responsible for the various performance bonds issued on behalf of BFI Medical Waste. The letters of credit have been issued by BFI's financial institutions which are guaranteed by amounts on deposit in BFI accounts.

            WASTE DISPOSAL SERVICES

            BFI provides BFI Medical Waste with waste disposal services for its solid waste. Cost of revenues includes, $6,843,000, $6,355,000 and $5,431,000 for the years ended September 30, 1996, 1997, and 1998, respectively. These services were provided by BFI to BFI Medical Waste on a basis management believes is consistent with third parties.

            INSURANCE MATTERS

            BFI is self-insured for workers' compensation, auto liability and general and comprehensive liability claims. Under its insurance programs, BFI generally has self-insured retention limits ranging from $500,000 to $5,000,000 and has obtained fully insured layers of coverage above such self-retention limits. BFI provides for self-insurance costs based upon estimates provided by a third-party actuary. The actuary reviews BFI's actual claims activity and estimates the ultimate exposure related to these aggregate claims.

            BFI Medical Waste was allocated approximately $4,996,000, $5,605,000, and $2,317,000 in the years ended September 30, 1996,
            1997, and 1998, respectively, for insurance costs. Insurance premiums are allocated based on the percent of BFI Medical Waste revenues to total BFI revenues. Directly identifiable BFI Medical Waste insurance claims are expensed at the plant level for amounts up to $100,000 per claim.

10.         LEGAL PROCEEDINGS

            BFI Medical Waste operates in a highly regulated industry and is subject to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons.

            BFI Medical Waste is involved in various administrative matters or litigation, including personal injury and other civil actions, as well as other claims and disputes that could result in additional litigation or other adversary proceedings.

            While the final resolution of any matter may have an impact on the results of BFI Medical Waste for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the results of operations or financial position of BFI Medical Waste.

            On January 23, 1998, BFI was notified by the DOJ that it was the target of a federal grand jury investigation regarding possible violations of the Clean Water Act with respect to a BFI Medical Waste facility located in the District of Columbia. On May 29, 1998, the DOJ and BFI filed a plea agreement styled United States of America v. Browning-Ferris Inc. in the U.S. District Court for the District of Columbia. On October 1, 1998, judgment was entered pursuant to which BFI pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. All requirements of the judgment have been completed. In fiscal 1997 this amount is included in other accrued liabilities in the statement of directly identifiable assets and liabilities and as an expense in the statement of revenues and direct expenses.

            In July 1995, BFI Medical Waste acquired the assets of Metro New York Health Waste Processing, Inc. which included a facility and incinerator in the Bronx, New York. BFI Medical Waste undertook extensive retrofitting and improvements to the incinerator and its emissions control equipment to meet the compliance requirements of the two year permit issued by the New York Department of Environmental Conservation ("NYDEC"). In July of 1997, BFI Medical Waste voluntarily suspended operation of the incinerator and did not seek renewal of its permit. In March of 1999, BFI Medical Waste executed an agreement with NYDEC to dismantle the incinerator and its emissions control equipment, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order and establish and fund an Environmental Benefit Program for projects benefiting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows BFI Medical Waste on an interim basis to continue to operate its collection and transfer operation at the same site.

11.         SPECIAL CHARGES

            Special charges of $9,236,000 were reported in fiscal 1996. The charges resulted from BFI Medical Waste's decision to divest certain non-core business assets and close certain facilities. These decisions were reached based on a review of the non-core business assets and operations which were not expected to achieve BFI Medical Waste's desired performance objectives. The special charges, which included asset writedowns of $7,771,000 and related liabilities recorded for certain contractual arrangements of $1,468,000, do not consider future expenses associated principally with severance and relocation costs which will occur as a result of these decisions. The results of operations for these non-core business assets were not material to BFI Medical Waste's financial statements. During 1997, BFI Medical Waste divested or closed the majority of these facilities, with the remaining facilities divested or closed during 1998. A total of $366,000 and $227,000 of the special charge liabilities were utilized during 1997 and 1998, respectively.

            A special charge of $4,500,000 was reported in fiscal 1997. This charge related to the closure of an incinerator. Except for the special charge, the closure of the incinerator did not have a material effect on BFI Medical Waste's financial statements. Of the special charge, a $952,000 liability was established for the dismantlement of the incinerator. None of this liability was utilized during 1998.

            A special charge of $257,000 was reported for 1998. This special charge related to the write-down of an additional non-core business asset. The aggregate total assets of this charge represented less than 1% of BFI Medical Waste's total assets on a pre-special charge basis.

12.         BUSINESS COMBINATIONS

            During the fiscal year ended September 30, 1998, BFI Medical Waste paid approximately $1,000,000 to acquire three medical waste businesses, which were accounted for as purchases. During the fiscal years ended September 30, 1997 and September 30, 1996, BFI Medical Waste paid approximately $400,000 and $6,023,000, respectively, to acquire medical waste businesses, which were accounted for as purchases. The results of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

13.         SUBSEQUENT EVENTS - BUSINESS COMBINATIONS (UNAUDITED)

            In April 1999, BFI Medical Waste acquired, as a result of an asset swap transaction between BFI and Allied Waste Industries, Inc., all of the assets of Medical Disposal Services for cash and other consideration of approximately $7,123,000 and certain contingent payment obligations. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of net assets acquired being allocated to goodwill in the amount of approximately $5,843,000. The goodwill is being amortized over its estimated useful life of 40 years.

            In November 1998, BFI Medical Waste acquired all of the assets of Safety Medical Systems of Burlington, Vermont for cash of approximately $2,860,000. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of the net assets acquired being allocated to goodwill in the amount of approximately $2,254,000. The goodwill is being amortized over its estimated useful life of 40 years.

            During the nine months ended June 30, 1999, BFI Medical Waste also paid approximately $1,944,000 to acquire four other medical waste businesses, which were accounted for as purchases. The results of all of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS -BFI MEDICAL WASTE BUSINESS

            The following discussion of the financial condition and results of operations of the BFI Medical Waste Business should be read in conjunction with BFI Medical Waste's Statements of Directly Identifiable Assets and Liabilities and Statements of Revenues and Direct Expenses and related Notes.

FORWARD-LOOKING STATEMENTS

            The following discussion and analysis of BFI Medical Waste's operations, financial performance and results, as well as material set forth elsewhere herein, includes statements that are not historical facts. Such statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based on BFI Medical Waste's expectations and as such, these statements are subject to uncertainty and risk.

BACKGROUND

            On April 14, 1999, Stericycle entered into purchase agreements with Allied, pursuant to which Stericycle will acquire all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico, for $440 million in cash. Allied completed its acquisition of BFI on July 30, 1999.

            BFI Medical Waste provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small quantity generators in the United States, Canada, and Puerto Rico. BFI Medical Waste is a service line of BFI.

            BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result, BFI does not maintain separate books and records for the medical waste operations other than service line revenues and direct operating costs. Therefore, the financial statements include only those costs directly attributable for the medical waste operations and are separately identifiable as such in BFI's accounting records. Significant additional costs are performed by BFI on a shared service basis and have been excluded because these costs have not been allocated to the various BFI service lines. For a further description of the bases of the financial statements, see the Notes to the financial statements. As a result, the accompanying financial statements are not intended to be, and are not, a complete presentation of the assets and liabilities and results of operations of BFI Medical Waste. Rather, the accompanying financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, which indicate that certain financial statements are required for BFI Medical Waste. All significant transactions among BFI Medical Waste units have been eliminated.

NINE MONTHS ENDED JUNE 30, 1999 COMPARED TO NINE MONTHS ENDED JUNE 30, 1998

            Revenues. Revenues for the nine months ended June 30, 1999 were $152,266,000 representing an increase of $3,429,000 or 2.3% over revenues of $148,837,000 for the nine months ended June 30, 1998. During the nine months ended June 30, 1999, BFI Medical Waste completed six acquisition transactions which contributed approximately $3,000,000 in revenue for the nine-month period. The estimated annual revenues for the six acquisitions are approximately $9,800,000. The remaining increase in revenues is attributable to internal growth in other marketplaces.

            Direct Operating Costs. Direct operating costs increased $1,108,000 or 1.2% to $91,568,000 for the nine months ended June 30, 1999 from $90,460,000 for the nine months ended June 30, 1998, primarily as a result of the acquisition transactions completed during the period. However, as a percentage of revenues, direct operating costs decreased from 60.8% to 60.1%, primarily as a result of the continuing implementation of additional safety training which reduced costs associated with accidents and injuries, and the consolidation of certain small collection operations into nearby larger collection facilities.

         Selling, general and administrative expense. Selling, general and administrative expense decreased $281,000 to $6,077,000 for the nine months ended June 30, 1999 from $6,358,000 for the nine months ended June 30, 1998. The nine month period ended June 30, 1998 includes the January 1, 1998 conversion date of BFI to its SAP management software system. Therefore, for three months of this nine month period, BFI Medical Waste was charged for shared SG&A costs. After the conversion, only directly related SG&A costs are charged to BFI Medical Waste.

            Depreciation and amortization expense. Total depreciation and amortization expense decreased $515,000 to $11,010,000 for the nine months ended June 30, 1999 from $11,525,000 for the nine months ended June 30, 1998 and as a percentage of revenues, decreased from 7.7% to 7.2%. These decreases are primarily due to assets becoming fully depreciated in 1998, and longer useful lives of assets acquired in the nine months ended June 30, 1999 than in the prior period.

            Special Charge. During the nine months ended June 30, 1999, BFI Medical Waste recorded special credits of $469,000 relating to a gain on the sale of customer lists totaling $480,000, offset by a write-down of a non-core business asset totaling $11,000. During the nine months ended June 30, 1998, BFI Medical Waste recorded special charges of $257,000 relating to the write-down of a non-core business asset.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

            Revenues. Revenues remained relatively flat between periods, $198,222,000 for the year ended September 30, 1998 compared to $199,060,000 for the year ended September 30, 1997. In December, 1997, BFI Medical Waste divested its Arizona collection and processing operations representing approximately $3,000,000 or 1.5% of revenues in fiscal 1997. However, internal growth and acquisitions in other markets largely offset the reduction in revenue resulting from the Arizona divestiture. BFI Medical Waste completed three acquisition transactions during the year ended September 30, 1998, which collectively contributed approximately $1,000,000 million in revenues.

            Direct Operating Costs. Direct operating costs decreased $3,060,000, or 2.5%, to $121,096,000 for the year ended September 30, 1998, from $124,156,000 during the year ended September 30, 1997. As a percentage of revenues, direct operating costs decreased from 62.4% to 61.1%. These decreases were primarily due to the implementation of cost control measures at all of the processing facilities, and a reduction of accident and injury costs due to continuing implementation of additional safety training. Costs were also reduced by $800,000 as a result of the divestiture of the Arizona operation.

            Selling, general and administrative expense. Selling, general and administrative expense, as reported on the Statements of Revenues and Direct Expenses, decreased $7,631,000, or 43.7%, to $9,834,000 for the year ended September 30, 1998, from $17,465,000 during the year ended September 30, 1997. As indicated elsewhere herein, selling, general and administrative expense include only those costs which are incurred solely for the medical waste operations and are separately identified as such in BFI's accounting records. In connection with the installation of a new general ledger system in January 1998, certain selling, general and administrative costs assigned directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste only geographic locations could be specifically charged to medical waste in fiscal year 1998 and subsequent periods. Also, in May 1998, BFI announced that its corporate office and marketplace level offices which provide shared selling, general and administrative expenses had undertaken various cost-cutting measures. Further, 1997 included $1,500,000 in costs related to the fines paid for the violations of the Clean Water Act.

            Depreciation and amortization expense. Total depreciation and amortization expense decreased $2,355,000, to $14,972,000 for the year ended September 30, 1998, from $17,327,000 during the year ended September 30, 1997 and as a percentage of revenues decreased from 8.7% to 7.6%. These decreases were due primarily to the divestiture of the Arizona operation in December, 1997, and due to a significant number of medical waste containers becoming fully depreciated.

            Special Charge. In the year ended September 30, 1998, BFI Medical Waste recorded special charges of $257,000 relating to the write-down of one non-core business asset. In 1997 BFI Medical Waste recorded special charges of $4,500,000 relating to the closure of an incinerator at Bronx, New York.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

            Revenues. Revenues remained relatively flat between periods, decreasing slightly to $199,060,000 for the year ended September 30, 1997 compared to $199,886,000 for the year ended September 30, 1996. BFI Medical Waste completed one acquisition transaction during the year ended September 30, 1997 which contributed approximately $300,000 in revenues.
The closure of the Bronx, NY processing operation in July 1997 resulted in a reduction in revenue of approximately $500,000.

            Direct Operating Costs. Direct operating costs remained relatively flat at $124,156,000 during the year ended September 30, 1997 compared to $123,801,000 for the year ended September 30, 1996. As a percentage of revenues direct operating costs increased from 61.9% to 62.4%. Increased costs for repair and maintenance of equipment of approximately $604,000 were incurred in the Arizona operations prior to its divestiture. However, these cost increases were offset by cost reduction programs instituted in the year ended September 30, 1997. These cost reduction programs include centralized purchasing of materials and supplies, re-routing of collection operations, and a balancing of the volumes of waste processed among the various processing facilities.

            Selling, general and administrative expense. Selling, general and administrative expense decreased $1,586,000 during the year ended September 30, 1997 to $17,465,000 compared to $19,051,000 for the year ended September 30, 1996. This decrease is due primarily to the internal reorganization within BFI of the corporate sales, marketing, and accounting service groups during fiscal 1997. Selling, general and administrative expense includes certain directly charged shared services provided by BFI's corporate and district level offices. Further, 1997 included $1,500,000 in costs related to fines paid for violation of the Clean Water Act.

            Depreciation and amortization expense. Total depreciation and amortization expense decreased $2,771,000 to $17,327,000 in 1997 from $20,098,000 in 1996 and as a percentage of revenues decreased from 10.0% to 8.7%. These decreases are primarily due to a significant number of medical waste containers becoming fully depreciated, due primarily to a change in the useful life of medical waste containers. This change retired the containers which had been in service in excess of three years and accordingly reduced the following year's depreciation and amortization. These decreases were also due to the curtailment of acquisitions in that only one acquisition transaction was completed during the year ended September 30, 1997, adding less than $200,000 in assets. Additionally, capital expenditures decreased due to BFI's reduction of capital spending.

            Special charge. In 1997 BFI Medical Waste recorded special charges of $4,500,000 relating to the closure of an incinerator at Bronx, New York. In 1996, BFI Medical Waste recorded $9,236,000 in special charges related to the future closures of processing facilities at Rancho Cordova, CA, Washington, D.C., Bartow, FL and Vancouver, Washington. Waste processed at these locations was redirected to other BFI Medical Waste facilities after such facilities were closed. Collection operations continued at each of these locations.

LIQUIDITY AND CAPITAL RESOURCES

            All treasury related activities, including cash payments, receipts, and borrowings are performed by BFI's corporate headquarters and are not separately identifiable with the BFI Medical Waste business. BFI does not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from the financial statements.

            BFI Medical Waste anticipates capital expenditures of approximately $12,600,000 for fiscal 1999 ($6,500,000 has been incurred for the nine months ended June 30, 1999). BFI Medical Waste expects that Allied will make the necessary arrangements to deal with the ongoing liquidity and capital resource needs of BFI Medical Waste.

ENVIRONMENTAL MATTERS

            The operations of BFI Medical Waste are described above and include the collection, transportation, treatment, and disposal of medical waste. BFI Medical Waste is required by the applicable local regulatory authority to obtain permits to operate its treatment facilities, and must maintain its operations at all times within those permit requirements.

            In 1998, BFI Medical Waste filed a plea agreement with the DOJ regarding possible violations of the Clean Water Act arising from its Washington, D.C. treatment facility. The possible violations arose from the wastewater treatment system used to contain and treat all wastewater produced by the facility. BFI Medical Waste pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. The Washington, D.C. facility was closed in 1997.

            In 1997, BFI Medical Waste voluntarily ceased operating its incinerator at the Bronx, New York facility due to its inability to consistently meet its permit requirements. In 1999, BFI Medical Waste executed an agreement with the New York Department of Environmental Conservation to dismantle and dispose of its incinerator located in the Bronx, New York, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order, and establish and fund an Environmental Benefit Program for project benefitting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows BFI Medical Waste on an interim basis to continue to operate its collection and transfer operation at the same site.

            BFI Medical Waste does not own or operate any landfills or any other type of disposal site. After treatment, all waste materials are transported to BFI landfills (or in some cases a non-BFI landfill) or to waste-to-energy facilities for permanent disposal.

            BFI Medical Waste believes that all of its current operations are in material compliance with all required laws, regulations and operating permits. Due to the nature of BFI Medical Waste's business and the continuing emphasis of government in all jurisdictions and the public on environmental issues relating to the waste disposal industry, it can be reasonably expected that BFI Medical Waste may become involved in various actions in the future. However, BFI Medical Waste attempts to anticipate future changes in laws, regulations and operation permit requirements which may affect BFI Medical Waste's operations, however there is no assurance that such future changes will not significantly affect such operations.

YEAR 2000 ISSUES

            In fiscal 1995, BFI initiated a project to implement the SAP suite of business systems software (which is year 2000 compliant) to replace essentially all of its existing business systems. The first phase of this project, implemented in January 1998, replaced approximately 45% of the existing business systems of BFI. Due to timing related to implementation of the second phase of this project, BFI commenced a Year 2000 Project to ensure compliance of remaining legacy systems. BFI does not expect additional costs related to these systems to be material to its consolidated results of operations or financial position.

            BFI Medical Waste utilizes BFI's SAP suite of business systems software as well as BFI's legacy system known as CMS. Both SAP and CMS are already year 2000 compliant systems. As of June 30, 1999 nearly all of the facilities and operations of BFI Medical Waste utilize BFI's systems. Conversions of the remaining facilities and operations are planned for completion before December, 1999. The costs related to the conversions is not material to the results of operations or financial position of BFI Medical Waste.

            The risk to BFI Medical Waste of not completing the conversions of the remaining facilities and operations are that customer invoices from those facilities may have to be prepared manually and therefore may be delayed. The contingency plan of BFI Medical Waste is to enter all customer information into CMS so as to produce invoices in a timely manner.
This entry may have to be performed manually which may cause a short delay in customer invoices.

            In addition, BFI has initiated a process to (1) identify critical supplier and customer related issues, (2) assess the year 2000 readiness of equipment located at all of its operating facilities and (3) determine what contingency plans may be required. At this time, the potential effects in the event that BFI and/or third parties are unable to resolve year 2000 problems timely are not determinable. However, BFI believes it will be able to resolve its own year 2000 issues.

FUTURE ACCOUNTING PRONOUNCEMENTS

            In April 1998, Statement of Position No. 98-5- "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for BFI Medical Waste's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. Management of BFI Medical Waste believes that the future adoption of SOP No.98-5 will not have a material effect on its results of operation or financial position.

                     PRO FORMA CONDENSED COMBINED FINANCIAL
                          STATEMENTS OF STERICYCLE AND
                         THE BFI MEDICAL WASTE BUSINESS

            The unaudited pro forma condensed combined balance sheet as of June 30, 1999 gives effect to the acquisition of the BFI Medical Waste Business and the related financing, as if each had occurred on June 30, 1999. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 give effect to these transactions as if each occurred on January 1, 1998. In addition, the unaudited pro forma condensed combined statements of operations include the Stericycle acquisitions of Waste Systems, Inc. ("WSI"), the majority owner of 3CI Complete Compliance Corporation ("3CI"), which closed on October 1, 1998, the acquisition and related transactions of Med-Tech Environmental Limited ("Med-Tech"), closed in late December 1998, and the BFI Medical Waste Business acquisition of Medical Disposal Services ("MDS"), closed in April 1999, as if each had occurred as of January 1, 1998.

            The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined results of operations of Stericycle and the BFI Medical Waste Business that might have occurred had the BFI Medical Waste Business acquisition been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase price allocation and financing of the BFI Medical Waste Business acquisition are preliminary, based on information obtained to date that is subject to revision as additional information becomes available. Revision to the preliminary purchase price allocation and financing may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenues, selling, general and administrative expense, depreciation and amortization, and interest expense.

            The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of Stericycle and related notes included in its Forms 10-K and 10-Q, and the historical financial statements of the BFI Medical Waste Business and related notes included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Disclosure Regarding Forward-Looking Statements" included elsewhere herein.


PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 1999
(UNAUDITED)
(IN THOUSANDS)

                                                                              BFI MEDICAL
                                                          STERICYCLE             WASTE              PRO FORMA
                                                          HISTORICAL          HISTORICAL           ADJUSTMENTS
                                                           (NOTE 1)            (NOTE 2)              (NOTE 3)             PRO FORMA
                                                           --------            --------              --------             ---------
                          ASSETS
Cash and cash equivalents                                   $19,562                   $-             $(12,396)  (a)        $7,166
Other current assets                                         20,695               18,152              (16,552)  (b)        22,295
                                                             ------               ------              -------              ------
Total current assets                                         40,257               18,152              (28,948)             29,461
Property and equipment, net                                  23,115               60,548                     -  (c)        83,663
Other assets                                                  3,987                3,061                16,539  (c)        23,587
Goodwill, net                                                55,438               53,100               323,752  (d)       432,290
                                                             ======               ======               =======            =======
Total assets                                               $122,797             $134,861              $311,343           $569,001
                                                           ========            ========               ========           ========

           LIABILITIES AND SHAREHOLDERS' EQUITY
Other current liabilities                                    $9,342               $3,198              $   602   (b)       $13,142
Current portion of long-term debt                             1,549                  970                 4,280  (e)         6,799
                                                              =====                  ===                 =====              =====
Total current liabilities                                    10,891                4,168                 4,882             19,941
Long-term debt, net of current portion                        4,383                4,162               364,517  (e)       373,062
Other long-term liabilities                                       -                  938                 (938)  (b)             -
Convertible redeemable preferred stock                            -                    -                70,275  (f)        70,275
Shareholders' equity                                        107,523              125,593             (127,393)  (g)       105,723
                                                            =======              =======             ========             =======
Total liabilities and shareholders' equity                 $122,797             $134,861              $311,343           $569,001
                                                           ========             ========              ========           ========


The accompanying notes are an integral part of this pro forma condensed combined balance sheet.


NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
(unaudited)

1.    STERICYCLE HISTORICAL

The historical balances represent the consolidated balance sheet of Stericycle as of June 30, 1999 as reported in the historical consolidated financial statements of Stericycle.

2. BFI MEDICAL WASTE BUSINESS HISTORICAL STATEMENT OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES

The amounts related to the BFI Medical Waste Business acquisition in the pro forma condensed combined balance sheet represent the historical assets and liabilities of BFI Medical Waste Business which includes the MDS acquisition as of June 30, 1999 as reported in the historical financial statements of BFI Medical Waste Business.

The amount included in shareholders' equity in the pro forma condensed combined balance sheet for the BFI Medical Waste Business is its Directly Identifiable Assets in excess of its Directly Identifiable Liabilities.

3.    PRO FORMA ADJUSTMENTS

The pro forma adjustments reflected in the pro forma condensed combined balance sheet give effect to the following (in thousands, except share data):

(a) The following represents the expected sources and uses of funds associated with the acquisition and financing of the BFI Medical Waste Business:



                 Sources                                              Uses
                 ---------------------------------------------        -------------------------------------
                 Senior secured credit facility      $225,000         Purchase price              $ 440,000

                 Senior subordinated notes            150,000
                                                                      Financing and direct
                 Convertible preferred stock           75,000           acquisition costs            21,325

                 Cash on hand                          12,396         Repay existing debt             1,071
                                                    ---------                                     ---------
                                                    $ 462,396                                     $ 462,396
                                                    =========                                     =========


(b) Adjustment to exclude the historical book value of the BFI Medical Waste Business accounts receivable of $16,552, accrued liabilities of $3,198, and other long-term liabilities of $938 which are not included in the net assets acquired. Included in other current liabilities is an accrued liability of $2,000 in accordance with EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" and an accrued liability of $1,800, net of tax, in accordance with EITF Issue 94-3, "Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)".

(c) To record the increase in fair value of $4,939 for property and equipment ($60,548 total fair value) and intangible assets ($8,000 total fair value) based on preliminary appraisal information and the payment of fees and direct costs associated with the debt financing of $11,600.

(d) The cost of the acquisition of the BFI Medical Waste Business in excess of the fair value of the net assets acquired in the amount of $376,852.

(e) The draw down of funds under the senior secured credit facility of $225,000 and the issuance of the senior subordinated notes of $150,000, less the repayment of $1,071 of Stericycle existing indebtedness and capital lease obligations of the BFI Medical Waste Business of $5,132 which will not be assumed in the acquisition.

(f) The issuance of 75,000 shares of 3.375% PIK convertible preferred stock for $75,000 less payment of fees and costs of $4,725.

(g) The elimination of the historical stockholders' equity of the BFI Medical Waste Business of $125,593 and a restructuring charge of $1,800, net of tax, accrued in accordance with EITF 94-3.


PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1999
(UNAUDITED)
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                              BFI MEDICAL
                                                           STERICYCLE            WASTE           PRO FORMA
                                                           HISTORICAL          PRO FORMA        ADJUSTMENTS
                                                            (NOTE 1)            (NOTE 2)         (NOTE 4)                  PRO FORMA
                                                            --------            --------         --------                  ---------
Revenues                                                      $48,887           $102,923               $ --                 $151,810
Cost of revenues                                             (32,340)           (67,477)              9,232    (a)(b)       (90,585)
Selling, general and administrative
    expense                                                  (10,270)           (15,056)            (3,038)    (a)(b)       (28,364)
                                                             -------            -------             ------                  -------
Unusual costs                                                       -                469                  -                      469
Operating income                                                6,277             20,859              6,194                   33,330
Interest income                                                   272                  -                  -                      272
Interest expense                                                (535)                  -           (18,838)      (c)        (19,373)
Other income                                                      389                  -                 -                       389
                                                             -------            -------             ------                  -------
Income before income taxes                                      6,403             20,859           (12,644)                   14,618
Income tax expense                                            (1,416)                  -            (3,286)      (d)         (4,702)
                                                             -------            -------             ------                  -------
Net income                                                      4,987             20,859           (15,930)                    9,916
Dividends on convertible preferred stock                            -                  -            (1,266)      (e)         (1,266)
                                                             -------            -------             ------                  -------
Net income to common shareholders                              $4,987           $ 20,859          $(17,196)                  $ 8,650
                                                               ======           ========          ========                   =======

Basic earnings per share                                        $0.36                                                          $0.63
                                                               ======                                                         ======
Weighted average common shares
    outstanding                                                13,812                                                         13,812
                                                               ======                                                         ======

Diluted earnings per share                                      $0.35                                                          $0.54
                                                                =====                                                          =====
Weighted average common and common
    equivalent shares outstanding                              14,210                                 4,286      (f)          18,496
                                                               ======                                 =====                   ======

Depreciation and amortization                                  $3,545             $7,920               $314      (b)         $11,779
                                                               ======             ======               ====                  =======

The accompanying notes are integral part of this pro forma condensed combined statement of operations.




PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998
(UNAUDITED)
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                        BFI
                                                                      MEDICAL           OTHER
                                                  STERICYCLE           WASTE         STERICYCLE      PRO FORMA
                                                  HISTORICAL         PRO FORMA      ACQUISITIONS    ADJUSTMENTS
                                                   (NOTE 1)          (NOTE 2)         (NOTE 3)       (NOTE 4)             PRO FORMA
                                                   --------          --------         --------       --------             ---------
Revenues                                             $66,681         $ 201,428          $22,166          $ --             $ 290,275
Cost of revenues                                    (45,328)         (134,732)         (17,178)         18,736  (a)(b)    (178,502)
Selling, general and administration expense         (14,929)          (30,899)          (4,428)        (6,394)  (a)(b)     (56,650)
Unusual costs                                              -             (435)                -              -                (435)
                                                   --------          --------         --------       --------             ---------
Operating income                                       6,424            35,362              560         12,342               54,688
Interest income                                          714                 -                -              -                  714
Interest expense                                       (777)                 -          (1,619)       (37,536)   (c)       (39,932)
                                                   --------          --------         --------       --------             ---------
Income before income taxes                             6,361            35,362          (1,059)       (25,194)               15,470
Income tax expense                                     (648)                 -                -        (3,501)   (d)        (4,149)
Minority interest                                          -                 -               43              -                   43
                                                   --------          --------         --------       --------             ---------
Net income                                             5,713            35,362          (1,016)       (28,695)               11,364
Dividends on convertible preferred stock                   -                 -                -        (2,531)   (e)        (2,531)
                                                   --------          --------         --------       --------             ---------
Net income to common shareholders                     $5,713           $35,362         $(1,016)     $ (31,226)              $ 8,833
                                                   ========          ========         ========       ========             =========
Basic earnings per share                               $0.54                                                                 $ 0.83
                                                   ========                                                               =========
 Weighted average common shares
      outstanding                                     10,647                                 37                              10,684
                                                   ========                           ========                            =========
Diluted earnings per share                             $0.51                                                                  $0.73
                                                   ========                                                               =========
Weighted average common and common
    equivalent shares outstanding                     11,264                                 37          4,286  (f)          15,587
                                                   ========                           ========       ========             =========
Depreciation and amortization                         $4,064           $15,847           $1,820           $621  (b)         $22,352
                                                   ========          ========         ========       ========             =========

The accompanying notes are integral part of this pro forma condensed combined statement of operations.


NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(unaudited)

1.   STERICYCLE HISTORICAL

The historical balances represent the consolidated results of operations of Stericycle for each of the indicated periods as reported in the historical consolidated financial statements of Stericycle.


2. BFI MEDICAL WASTE BUSINESS PRO FORMA STATEMENTS OF REVENUES IN EXCESS OF DIRECT EXPENSES

The amounts related to the BFI Medical Waste Business in the pro forma condensed combined statements of operations represent the historical Revenues in Excess of Direct Expenses of the BFI Medical Waste Business for the six months ended June 30, 1999 and for the year ended September 30,1998 as reported in the historical financial statements of the BFI Medical Waste Business adjusted to give effect to the MDS acquisition and the allocation of BFI Corporate and Shared Services historical costs. The BFI Medical Waste Business' fiscal year ended on September 30, 1998, therefore, the pro forma condensed combined statements of operations do not include the BFI Medical Waste Business' operating results for the three months ended December 31, 1998. Revenues and Revenues in Excess of Direct Expenses were $50.6 million and $14.3 million, respectively, for the three months ended December 31, 1998. The historical Statements of Revenues and Direct Expenses for the BFI Medical Waste Business exclude certain costs for selling, general and administrative efforts which are performed by BFI on a shared service basis. The allocation of BFI Corporate and Shared Services historical costs (collectively "BFI Costs") were determined in accordance with the SEC's Staff Accounting Bulletin No. 55. These costs were allocated by BFI to the BFI Medical Waste Business based on various formulas which reasonably approximate the actual costs incurred. The incremental increases in expenses recorded by the BFI Medical Waste Business as a result of these allocations were approximately $17.1 million and $8.9 million for the year ended September 30, 1998 and the six months ended June 30, 1999, respectively, and are included in general and administrative expense in the accompanying pro forma condensed combined statements of operations. The amounts allocated by BFI are not necessarily indicative of the actual costs that would have been incurred had the BFI Medical Waste Business operated as an entity unaffiliated with BFI. However, the management of the BFI Medical Waste Business believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

The following tables represent the historical Statement of Revenues in Excess of Direct Expenses of the BFI Medical Waste Business for the periods indicated, giving pro forma effect to the MDS acquisition and the BFI Costs (amounts in thousands):


SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                                                              CORPORATE AND SHARED      BFI MEDICAL
                                                BFI MEDICAL WASTE                             SERVICES HISTORICAL        WASTE
                                                    HISTORICAL            MDS (a)              COST ALLOCATIONS          PRO FORMA
                                                --------------------   ------------------    ----------------------   --------------

Revenues                                                 $  101,621              $ 1,302            $    -               $ 102,923
Cost of revenues                                           (66,413)              (1,064)                 -                (67,477)
Selling, general and administration expense                 (5,879)                (258)           (8,919)                (15,056)
Unusual costs                                                   469                    -                 -                     469
                                                --------------------   ------------------    --------------   ---------------------
Revenues in excess of direct expenses                    $   29,798         $       (20)           $(8,919)               $ 20,859
                                                        ===========          ==============          ========             ========


      (a) The statement of operations data of MDS include the historical results of operations of MDS for the three months ended March 31, 1999, the period prior to its acquisition by the BFI Medical Waste






            Business. This information excludes pro forma purchase accounting adjustments as they were deemed immaterial to the BFI Medical Waste
            Business.




YEAR ENDED SEPTEMBER 30, 1998

                                                                                               CORPORATE AND SHARED      BFI MEDICAL
                                                   BFI MEDICAL WASTE                           SERVICES HISTORICAL          WASTE
                                                      HISTORICAL               MDS (a)           COST ALLOCATIONS          PRO FORMA
                                                 ---------------------   -----------------   ----------------------     ------------
Revenues                                                    $ 198,222           $   3,206          $      -                $ 201,428
Cost of revenues                                            (132,629)             (2,103)                 -                (134,732)
Selling, general and administration expense                  (13,273)               (536)          (17,090)                 (30,899)
Unusual Costs                                                   (257)               (178)                 -                    (435)
                                                 ---------------------   -----------------   ---------------    --------------------
Revenues in excess of direct expenses                        $52,063             $    389        $ (17,090)                 $ 35,362
                                                            ========             ========        ==========                 ========

      (a) The statement of operations data of MDS reflect the historical results of operations of MDS for the six months ended December 31, 1998, since the actual operating results of MDS for the year ended
            September 30, 1998 are not available. We believe the inclusion of the operating results of MDS for the six months ended December 31, 1998 is reasonable for pro forma purposes, as the MDS acquisition is not material to the BFI Medical Waste Business.



3.    OTHER STERICYCLE ACQUISITIONS

Reflects the unaudited pro forma condensed combined results of operations for the year ended December 31, 1998 of WSI, acquired by Stericycle on October 1, 1998 and Med-Tech, acquired by Stericycle in December 1998 and the related purchase price allocations and financing, all to give effect to these transactions as if each had occurred on January 1, 1998. The results of operations of Med-Tech for the year ended December 31, 1998 have been adjusted to exclude $803,000 of direct acquisition costs, principally professional fees, incurred by Med-Tech as a result of its sale to Stericycle.

4.          PRO FORMA ADJUSTMENTS

The pro forma adjustments reflected in the pro forma condensed combined statements of operations give effect to the following (in thousands, except per share data):

(a) Elimination of duplicative personnel and facilities costs related to both Stericycle and the BFI Medical Waste. We are currently assessing and formulating our transition plans and plan to accrue liabilities upon consummation of the acquisition pursuant to EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination", and EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". We expect to approve and communicate these plans upon consummation of the acquisition, and finalization of our plans is expected within one year. These adjustments represent the pro forma effect of commencing these transition plans as of the beginning of the pro forma period. The cost amounts eliminated are as follows:


                                                             Six Months                             Year
                                                                Ended                               Ended
                                                            June 30, 1999                     December 31, 1998
                                                            -------------                     -----------------

            Transportation, plant and operations costs           $ 4,498                           $   8,888
            Facilities costs                                       2,010                               4,075
                                                                --------                          ----------
                                                                 $ 6,508                            $ 12,963
                                                                 =======                            ========


(b) A decrease in depreciation expense of $3,877 for the six months ended June 30, 1999 and $7,955 for the year ended December 31, 1998 related to the fair value of acquired property and equipment based on their estimated lives and appraised values. An increase in amortization expense of $4,191 for the six months ended June 30, 1999 and $8,576 for the year ended December 31, 1998 related to the fair value of acquired intangibles based on their estimated lives an appraised values and goodwill based on a 40 year life.

(c) An adjustment to interest expense as follows: (a) an increase in interest expense of $18,103 for the six months ended June 30, 1999 and $ 36,065 for the year ended December 31, 1998, reflecting the draw down of the senior secured credit facility and issuance of the senior subordinated notes and the repayment of existing indebtedness; and (b) amortization of deferred financing costs of $735 for the six months ended June 30, 1999 and $1,471 for the year ended December 31, 1998. For pro forma purposes, the interest rates on the senior secured credit facility and the senior subordinated notes have been assumed at a weighted average rate of 9.60%. Each one-eighth percentage point change collectively in the assumed weighted-average interest rate would increase or decrease interest expense by $235 for the six months ended June 30, 1999 and by $469 for the year ended December 31, 1998.

(d) Income tax expense at Stericycle's tax rate of 40% applied to deductible items.

(e) Dividends at the annual rate of 3.375% on the convertible redeemable preferred stock.

(f) Incremental issuance of common shares on an if converted basis for each $1,000 per share of convertible redeemable preferred shares at a conversion price of $17.50 per share.

                             SELECTED FINANCIAL DATA


STERICYCLE

         The following selected historical financial data of Stericycle have been derived from its audited historical financial statements. Refer to the notes to the audited historical financial statements of Stericycle for information concerning Stericycle's acquisitions during the three years ended December 31, 1998.

(IN THOUSANDS)

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------------
                                                        1994            1995            1996            1997         1998
                                                 ---------------------------------------------------------------------------
Revenues                                              $ 16,141       $ 21,339         $24,542         $46,166      $ 66,681
Income (loss) from operations                          (5,708)        (4,276)         (2,437)           1,386         6,424
Net income (loss)                                      (5,812)        (4,544)         (2,389)           1,430         5,713
Net income (loss) applicable to common stock
                                                      (10,293)        (4,544)         (2,389)           1,430         5,713
Diluted  earnings  (loss)  per  share of common
   stock                                               (14.38)         (0.81)          (0.32)            0.13          0.51
Total assets                                            27,809         23,491          55,155          61,226        97,755
Long-term debt, net of current maturities
                                                         4,838          5,622           4,591           3,475        23,460
Convertible redeemable preferred stock (a)
                                                        62,909             --              --              --            --
Shareholders' equity (net capital deficiency)
                                                    $ (45,363)       $ 12,574         $40,014         $45,026       $53,651
Cash dividends per common share                             --             --              --              --            --

         (a) In August 1995, the Board of Directors of Stericycle adopted a plan of recapitalization which was approved by Stericycle's stockholders in September 1995, pursuant to which Stericycle reclassified its previously outstanding convertible redeemable preferred stock as common stock. As part of the plan of recapitalization, all conversion, redemption and liquidation rights associated with the convertible redeemable preferred stock were terminated in exchange for the issuance of shares of common stock.


BFI MEDICAL WASTE

            The following selected historical financial data of the BFI Medical Waste Business for the years ended September 30, 1996, 1997 and 1998 and as of September 30, 1997 and 1998 have been derived from its audited historical financial statements. The other information has been derived from its unaudited historical financial statements. These selected data have been presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Because BFI Medical Waste was operated as a service line of Browning-Ferris Industries, Inc., without separate books and records, some of the data specified in the rules and regulations of the Securities and Exchange Commission are not available or are not meaningful.


(IN THOUSANDS)

                                                                             FOR THE YEARS ENDED SEPTEMBER 30,
                                                 ------------------------------------------------------------------------------
                                                        1994              1995           1996            1997          1998
                                                 ------------------------------------------------------------------------------
                                                     (Unaudited)        (Unaudited)
Revenues                                                 162,422            188,676      199,886         199,060       198,222
Revenues in excess of direct expenses                         NA                 NA       27,700          35,612        52,063
Directly identifiable assets                                  NA                 NA           NA         129,503       125,632
Long-term obligations                                         NA                 NA           NA           3,787         4,569



                      COMPARATIVE UNAUDITED PER SHARE DATA

            The following table sets forth certain of our earnings per share and book value per share data on a historical basis and on a pro forma condensed combined basis after giving effect to the BFI Transaction and the related financing based on the same assumptions as those described under "Pro Forma Condensed Combined Financial Statements of Stericycle and the BFI Medical Waste Business." This data should be read in conjunction with that section and the historical audited and unaudited consolidated financial statements of Stericycle and the BFI Medical Waste Business and the notes thereto that are included elsewhere herein or incorporated herein by reference. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had we owned the BFI Medical Waste Business during the periods presented. Neither we nor the BFI Medical Waste Business paid any cash dividends during any of the periods presented.

                                               YEAR ENDED       SIX MONTHS ENDED
                                            DECEMBER 31, 1998     JUNE 30, 1999
                                            -----------------    -------------

Basic Earnings Per Share:
     Stericycle historical.................         $0.54                $0.36
     Pro forma combined....................         $0.83                $0.63
Diluted Earnings Per Share:
     Stericycle historical.................         $0.51                $0.35
     Pro forma combined....................         $0.73                $0.54
Book Value Per Share:
     Stericycle historical.................         $4.76                $7.57
     Pro forma combined....................            --                $9.64

                                     ITEM 4

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

         Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event that our stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, our Board of Directors knows of no other business to come before the Annual Meeting for consideration by our stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of Common Stock represented by the proxy in accordance with their judgment.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Any stockholder who wishes to present a proposal to be considered at our Annual Meeting of Stockholders in 2000 and who, pursuant to Rule 14a-8 of the Securities and Exchange Commission, wishes to have his or her proposal included in our proxy statement and form of proxy for that meeting, must submit the proposal in writing to us so that it is received by ______, 1999. Any stockholder who wishes to present a proposal to be considered at our Annual Meeting of Stockholders in 2000, but to do so outside of the processes of Rule 14a-8, must submit his or her proposal in writing to us so that it is received by ______, 2000.

         Stockholder proposals for inclusion in our proxy statement and form of proxy must satisfy the requirements of the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to our Corporate Secretary at 28161 North Keith Drive, Lake Forest, Illinois 60045.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding Common Stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis solely of a review of copies of these reports, we believe that all filing requirements for 1998 were satisfied in a timely manner.

                             ADDITIONAL INFORMATION

         The cost of soliciting proxies on the accompanying proxy card will be borne by us. Some of our officers and regular employees may solicit proxies in person or by mail, telephone or telecopier, but will not receive any additional compensation for their services. We may retain a proxy solicitor to assist in the solicitation of proxies. If we retain a proxy solicitor that firm may solicit proxies in person or by mail, telephone or telecopier. We estimate that the fees of any proxy solicitor that we may retain will not exceed $25,000, plus reimbursement of customary out-of-pocket expenses. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our Common Stock.

         We have previously furnished to all stockholders of record as of March 31, 1999 a copy of our Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         We incorporate herein by reference the following documents filed by us with the Commission (File No. 0-21229) pursuant to the Exchange Act:

         (i)   our Annual Report on Form 10-K for the year ended December 31,
               1998;

         (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (iii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         (iv)  our Current Report on Form 8-K dated April 14, 1999; and

         (v)   our Current Report on 8-K dated August 20, 1999.

         All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be part hereof from the date of filing of such documents. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

         Any statement contained in a document incorporated by reference herein shall be modified or superseded, for purposes of this Proxy Statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         This Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith. We hereby undertake to provide, by first class mail or other equally prompt means within one business day of receipt of a request, without charge, to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above that have been or may be incorporated into this Proxy Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). These documents are available upon request from Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045, Attention: Corporate Secretary, Telephone Number (847) 367-5910. In order to ensure timely delivery of the documents, any request should be made by __________, 1999.

                         ______________________________

                                                                       EXHIBIT I
                               FIRST AMENDMENT TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                STERICYCLE, INC.



         Article 4 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to read as follows:

                                    ARTICLE 4

                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,000,000 shares, divided into two classes as follows: (i) 30,000,000 shares of Common Stock, with a par value of $.01 per share, and (ii) 1,000,000 shares of Preferred Stock, with a par value of $.01 per share.

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions, of each series of Preferred Stock, including, without limitation, the dividend rate, conversion rights, voting rights, liquidation preference and redemption price of the series.

PROXY                                                                      PROXY
                                STERICYCLE, INC.
                             28161 North Keith Drive
                           Lake Forest, Illinois 60045

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STERICYCLE, INC.

         I or we hereby appoint each of Jack W. Schuler, Mark C. Miller and Frank J.M. ten Brink (the "proxies") as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of Common Stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on __________, 1999 at the 1999 Annual Meeting of Stockholders to be held on __________, 1999 (the "Annual Meeting"), and at any adjournment of the Annual Meeting.

         If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors: FOR each of the seven nominees for election as a director (Item 1); FOR approval of a proposal to amend the Company's certificate of incorporation to authorize a class of preferred stock (Item 2); and FOR approval of a proposal to authorize, issue and sell 75,000 shares of Series A Convertible Preferred Stock, of up to 5,000,000 shares of the Company's Common Stock. It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

           PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                        USING THE ENCLOSED REPLY ENVELOPE

                (Continued and to be signed on the reverse side.)

                                STERICYCLE, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1.       ELECTION OF DIRECTORS--
         Nominees: Jack W. Schuler, Mark C. Miller, Patrick F. Graham, Rod F. Dammeyer, John Patience, Peter Vardy, L. John Wilkerson, Ph.D.

         FOR ALL / /       WITHHOLD ALL / /          FOR ALL EXCEPT / /

         ______________________________________
         (Except Nominee(s) written above

2. Proposal to amend the Company's Certificate of Incorporation to create a class of preferred stock

         FOR / /           AGAINST / /               ABSTAIN / /

3. Proposal to authorize, issue and sell 75,000 shares of Series A Convertible Preferred Stock

         FOR / /           AGAINST / /               ABSTAIN / /

4. Ratification of appointment of Ernst &Young LLP as the Company's independent public accountants for the year ending December 31, 1999.

         FOR / /           AGAINST / /               ABSTAIN / /

         Date: _______________________________, 1999

         Signature: ________________________________

         Signature: ________________________________

         Title or Capacity: __________________________

         Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.